     As filed with the Securities and Exchange Commission on August 7, 1997

                                                      Registration No. 333-4873
===============================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 10

                                       to
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                             ---------------------
                       U.S. GOLF AND ENTERTAINMENT INC.
                (Name of small business issuer in its charter)

           Delaware                                    7999                             11-3320969
(State or other jurisdiction of            (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)             Classification Code Number)           Identification Number)

                                4 Henry Street
                            Commack, New York 11725
                                (516) 499-7007
             (Address and telephone number of principal executive
                   offices and principal place of business)
                              ---------------------
                            Edward C. Ross, Chairman
                       U.S. Golf and Entertainment Inc.
                                4 Henry Street
                            Commack, New York 11725
                                (516) 499-7007
           (Name, address and telephone number of agent for service)
                            ---------------------
                                   Copies to:


         Norman M. Friedland, Esq.                      Alan I. Annex, Esq.
           David R. Fishkin, Esq.                   Camhy Karlinsky & Stein LLP
     Ruskin, Moscou, Evans & Faltischek, P.C.            1740 Broadway
           170 Old Country Road                       New York, New York 10019
         Mineola, New York 11501                         (212) 977-6600
             (516) 663-6600                            (212) 977-8389 (fax)
          (516) 663-6641 (fax)
                            ---------------------
     Approximate Date of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

===============================================================================

                         CALCULATION OF REGISTRATION FEE


===========================================================================================================================
                                                            Proposed Maximum      Proposed Maximum
Title of Each Class of Securities to be    Amount to be    Offering Price Per    Aggregate Offering       Amount of
              Registered                    Registered        Security (1)           Price (1)         Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Units, each consisting of one share
 of Common Stock, $.001 par
 value, and one Redeemable
 Warrant to purchase one share
 of Common Stock(2) .....................    1,265,000           $  6.10         $7,716,500               $2,338.33
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share
 issuable upon exercise of
 Representatives' Warrants(4) ...........    1,265,000           $  7.20         $9,108,000               $2,760.00
--------------------------------------------------------------------------------------------------------------------------
Representative Warrants(3)   ............      110,000           $ .0001         $       11               $    --
--------------------------------------------------------------------------------------------------------------------------
Units issuable upon exercise of the
 Representatives' Warrants  .............      110,000           $  7.93         $  872,300               $  264.33
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share
 underlying the Redeemable Warrants
 included in the Representatives'
 Warrants(6).............................      110,000           $  7.80         $  858,000               $  260.00
--------------------------------------------------------------------------------------------------------------------------
Total Registration Fee(7)   ...........................................................................   $5,662.66

================================================================================

 (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

 (2) Based on the offering of 1,100,000 Units and 165,000 Units pursuant to the over-allotment.

 (3) No Fee is required pursuant to Rule 457(g) under the Securities Act.

 (4) Issuable upon the exercise of Redeemable Warrants to be offered to the public pursuant to Rule 416 under the Securities Act, this Registration Statement covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of such Redeemable Warrants.

 (5) These Units are identical to the Units offered to the public. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers any additional Units which may become issuable by virtue of the anti-dilution provisions of the Representatives' Warrants.

 (6) Issuable upon the exercise of the Redeemable Warrants included in the Representatives' Warrants. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provision of the Redeemable Warrants.

 (7) A Registration Fee of $13,141 was paid in connection with the initial filing of the Registration Statement on May 31, 1996.

                            ---------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS


                   SUBJECT TO COMPLETION, DATED AUGUST 7, 1997

                       U.S. GOLF AND ENTERTAINMENT INC.
                                1,100,000 Units
             Each Unit consisting of One Share of Common Stock and
                 One Redeemable Common Stock Purchase Warrant

     U.S. Golf & Entertainment Inc (the "Company") is hereby offering (the "Offering") 1,100,000 units (the "Units"), each unit consisting of one share of Common Stock (the "Common Stock"), $.001 par value per share, and one Redeemable Common Stock Purchase Warrant (the "Warrants"). The Units, the Common Stock and the Warrants are sometimes referred to as the "Securities." The Common Stock and the Warrants included in the Units may not be separately traded until February , 1998, unless earlier separated upon three days' prior written notice from Westport Resources Investment Services, Inc. and National Securities Corporation (the "Representatives") to the Company at the discretion of the Representatives. Each Warrant entitles the holder thereof to purchase one share of Common Stock (a "Warrant Share") at an exercise price of 120% of the offering price per Unit at any time commencing on August , 1998 until August , 2002, unless earlier redeemed. The Warrants are subject to redemption by the Company at a price of $0.05 per Warrant at any time commencing August , 1998, on thirty days prior written notice, provided that the closing price per share for the Common Stock has equaled or exceeded $12.25 for twenty consecutive trading days within the thirty-day period immediately preceeding such notice. See "Description of Securities" and "Underwriting."

     As of March 31, 1997, the Company and its constituents had accumulated losses of $1,871,996. The Company is continuing to incur losses and could incur significant additional losses for the foreseeable future.


     Prior to the Offering, there has been no market for the Securities and there can be no assurance that an active trading market will develop or be maintained. It is currently estimated that the initial public offering price of the Units will be $6.10 per Unit. The offering price of the Units is not necessarily related to the Company's assets, book value, results of operations, or other established criteria of value, and should not be regarded as any indication of the future market price of the Securities. The Company anticipates that the Units will be quoted on the NASDAQ SmallCap Market under the proposed symbol USGOU. See "Risk Factors," "Description of Securities" and "Underwriting."

                            ---------------------
THE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY
    PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN ADDITION, PURCHASERS OF THE SECURITIES WILL SUFFER IMMEDIATE SUBSTANTIAL DILUTION.
         SEE "RISK FACTORS" COMMENCING ON PAGE 6 OF THIS PROSPECTUS AND
                             "DILUTION" ON PAGE 13.
                            ---------------------
THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=========================================================================================================
                                                    Underwriting Discounts    Proceeds to the Company
                             Price to the Public     and Commissions (1)              (2)(3)
---------------------------------------------------------------------------------------------------------
Per Unit    ...............          $                       $                         $
---------------------------------------------------------------------------------------------------------
Total Offering (3)   ......         $                       $                         $
=========================================================================================================

(1) Does not include additional compensation payable to the Representatives of the several underwriters (the "Underwriters") consisting of (i) two and one-half (2.5%) percent of the gross proceeds of the Offering and (ii) warrants (the "Representative Warrants") exercisable for four years, commencing one year from the Effective Date, to purchase 110,000 Units at 130% of the initial public offering price per Unit. In addition, the Company has agreed to indemnify the Underwriters against civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting" for other agreements between the Company and the Underwriters which may be considered additional underwriting compensation.
(2) Assuming the Over-Allotment Option is not exercised, and before deducting offering expenses payable by the Company.
(3) The Company has granted to the Underwriters a 45-day option to purchase up to an additional 165,000 Units at the price to the public less Underwriter's discounts and commissions, solely to cover over allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full the total price to the public, Underwriters' discounts, commissions and expenses and proceeds to the Company will be $7,716,500, $964,563 and $6,201,937, respectively. See "Underwriting".

     The Securities offered by this Prospectus are offered by the Underwriters on a firm commitment basis subject to prior sale, when, as and if accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates evidencing the Securities will be made against payment at the offices of National Securities Corporation in Seattle, Washington on or about
August   , 1997.

                                 ------------
   WESTPORT RESOURCES                          NATIONAL SECURITIES
INVESTMENT SERVICES, INC.                          CORPORATION

                 The date of this Prospectus is August __, 1997

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING PURCHASES OF THE SECURITIES TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN THE SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     A SIGNIFICANT AMOUNT OF THE SECURITIES TO BE SOLD IN THIS OFFERING MAY BE SOLD TO CUSTOMERS OF THE REPRESENTATIVE. THIS MAY AFFECT THE MARKET FOR AND LIQUIDITY OF THE COMPANY'S SECURITIES IN THE EVENT THAT ADDITIONAL BROKER-DEALERS DO NOT MAKE A MARKET IN THE COMPANY'S SECURITIES, OF WHICH THERE CAN BE NO ASSURANCE.

     ALTHOUGH THE REPRESENTATIVE HAS NO OBLIGATION TO DO SO, THE REPRESENTATIVE MAY FROM TIME TO TIME ACT AS A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE COMPANY'S SECURITIES. IF THE REPRESENTATIVE PARTICIPATES IN THE MARKET, IT MAY BECOME A DOMINATING INFLUENCE IN THE MARKET FOR THE SECURITIES. HOWEVER, THERE IS NO ASSURANCE THAT THE REPRESENTATIVE WILL BE A DOMINATING INFLUENCE. THE PRICES AND LIQUIDITY OF THE SECURITIES OFFERED HEREBY MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE OF THE REPRESENTATIVE'S PARTICIPATION IN SUCH MARKET. THE REPRESENTATIVE MAY DISCONTINUE SUCH ACTIVITIES AT ANY TIME OR FROM TIME TO TIME. SEE "RISK FACTORS -- NO PRIOR TRADING MARKET."

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to the Units offered by this Prospectus. This Prospectus does not contain all the information set forth in said Registration Statement and the exhibits thereto. For further information with respect to the Company and the Units offered hereby, reference is made to said Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement including the exhibits thereto, can also be accessed through the EDGAR terminals in the Commission's Public Interest Rooms in Washington D.C. or through the World Wide Web at http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and such interim reports as it deems appropriate or as may be required by law. The Company's fiscal year ends December 31.

     The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of the Registration Statement (excluding exhibits) by contacting the Company at 4 Henry Street, Commack, New York 11725, telephone (516) 499-7007, attention:
Chief Financial Officer.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including risk factors, and the financial statements appearing elsewhere in this Prospectus. The Units offered hereby involve a high degree of risk, including, without limitation, risks relating to the Company's limited history of operations, operating losses which are expected to continue, potential need for additional funds, intense competition, dependence on key personnel, and the compensation payable to the Representatives. See "Risk Factors." Unless otherwise indicated, (i) all information in this Prospectus assumes no exercise of the Over-Allotment Option and (ii) reference to the Company means the Company and its constituent entities.

                                  The Company

     U.S. Golf and Entertainment Inc. (the "Company") is seeking to become a national owner/operator of upscale, high-volume, golf practice and instructional centers and related recreational facilities. The Company's facilities are intended to provide attractive and affordable practice and teaching venues to a large and increasing golf population. The Company currently operates the Commack Golf and Family Recreation Center, a modern 19-acre, 120-tee facility located in central Long Island (the "Commack Golf Center"). The Commack Golf Center offers year-round facilities for driving and pitching, as well as an 18-hole miniature golf course, a snack bar, and a golf learning center. The Company is developing, and expects to open in early 1998, an upscale golf driving range and teaching center on 7.5 acres in Englewood, New Jersey (the "Englewood Facility"), and is a limited partner (with a 50% ownership interest) in a newly-organized partnership (the "Monticello Partnership") that is planning to develop an 18-hole daily fee public golf course, driving range and instructional center in Monticello, New York (the "Monticello Facility"). The Company's management believes that their business experience, marketing skills and industry relationships will provide the Company with opportunities to acquire, develop and/or open other golf practice facilities and learning centers.

     Over the past decade, the popularity of golf throughout the United States and the demand for golf courses and golf driving range facilities has experienced continued growth. According to the National Golf Foundation ("NGF"), the number of golfers in the United States increased to approximately 25 million players in 1995 from approximately 21.2 million players in 1987. Management believes that this trend will continue for the foreseeable future as golf becomes an increasingly popular recreational activity. Industry statistics of the NGF indicate that women and juniors are learning and playing golf in increasing numbers. Management believes these population segments will be important factors in increasing the demand for golf practice and instructional facilities of the type the Company presently owns and intends to open in the future.

     The Commack Golf Center was opened in March, 1995, and incurred losses of $423,419 for the period from March 1, 1995 to December 31, 1995 on revenues of $719,374, $937,167 for the year ended December 31, 1996 on revenues of $818,211, and $511,410 for the three (3) month period ended March 31, 1997 on revenues of $125,087 respectively, for such periods.

     The Company's strategy involves opening new golf practice centers and acquiring existing well-located centers. The Company believes that the existence of more than 2,000 stand-alone golf ranges in the United States presents numerous opportunities for the Company to acquire, upgrade and renovate golf facilities and to realize economies of scale through efficiencies of management, purchasing and marketing. The Company's management team, which includes Chuck Workman who has more than 25 years experience in operating and managing golf facilities, believes that it has the necessary industry experience and, upon consummation of the Offering, will have the financial resources to effectively implement its strategy. The Company currently has no definitive agreements with respect to the acquisition or development of additional golf practice centers or related recreational facilities, except for the Englewood Facility, the Monticello Facility and an option to acquire, from its Senior Vice President at fair market value, rights to operate a golf practice facility and pro shop at Bethpage State Park, a well-known multiple golf course facility (the "Bethpage Facility").

     The Company was incorporated in the State of Delaware on May 17, 1996. The Company's executive offices are located at 4 Henry Street, Commack, New York 11725. The Company's telephone number is (516) 499-7007.

                                 The Offering


Securities Offered by the
 Company  ...............   1,100,000 Units, each Unit consisting of one share
                            of Common Stock and one Warrant, each Warrant entitling the holder to purchase one share of Common
                            Stock at a price of 120% per Unit exercisable on August , 1998 until August , 2002, unless earlier redeemed.

Warrants  ...............   Each Warrant will entitle the holder thereof to
                            purchase one share of Common Stock. The Warrants are exercisable commencing on August , 1998 until August , 2002, unless earlier redeemed, for one share of Common Stock each, at an exercise price of 120% of the offering price per Unit in this Offering. The Warrants may not be separately traded until February , 1998, unless earlier separated upon three days prior written notice by the Representatives to the Company at the discretion of the Representatives. The Warrants are redeemable by the Company at $0.05 per Warrant at any time commencing February , 1998, on thirty days prior written notice, provided that the closing sale price per share for the Common Stock has equaled or exceeded $12.25 for twenty consecutive trading days within the thirty-day period immediately preceding such notice. See "Description of Securities."

 Offering Price    ......   $6.10 per Unit

Common Stock Outstanding:
  Prior to the Offering(1)  1,265,000 shares of Common Stock
  After the Offering(1)(2)  2,365,000 shares of Common Stock
  Use of Proceeds  ......   Repayment of Bridge Loans and certain short term
                            liabilities; development of the Englewood Facility;
                            capital contribution to the partnership which is developing the Monticello Facility; development of additional recreational facilities at the Commack
                            Golf Center and working capital. See "Use of Proceeds."

  Proposed NASDAQ
   SmallCap Symbols (3)
   Units...............     USGOU
   Common Stock........     USGO
   Redeemable Warrants      USGOW

------------
(1) Does not include: (i) 900,000 shares of Common Stock reserved for issuance upon the exercise of options under the Company's 1996 Stock Option Plan, of which options to purchase an aggregate of 650,000 have been granted to Messrs. Stuart Goldstein, Edward Ross and Chuck Workman, executive officers of the Company, each at exercise prices per share of $5.00; and (ii) 100,000 shares of Common Stock reserved for issuance upon the exercise of options under the Company's 1996 Non-Employee Director Stock Option Plan, of which options to purchase 5,000 shares have been granted to Mr. Garry Howatt, a non-employee director of the Company's Board of Directors. See "Management -- Stock Option Plans" and "Certain Transactions."

(2) Does not include: (i) 1,100,000 shares of Common Stock issuable upon exercise of the Warrants; (ii) 110,000 shares of Common Stock issuable upon exercise of the Representative Warrants and 110,000 shares of Common Stock issuable upon exercise of warrants issuable upon the Representative Warrants; (iii) up to 330,000 shares of Common Stock issuable upon the exercise of the Underwriter's Over-Allotment Option; or (iv) 150,000 shares of Common Stock issuable upon the exercise of warrants issued pursuant to a private offering to accredited investors of (x) an aggregate of 150,000 common stock purchase warrants (the "Bridge Warrants") and (y) $1,140,000 of 15% promissory notes (the "Bridge Loans"), pursuant to a Confidential Private Placement Memorandum dated October 23, 1996, as amended.

(3) The Company has been approved for listing on the NASDAQ SmallCap Market. A NASDAQ SmallCap listing provides no assurance that an active, liquid trading market will develop or, if developed, will be sustained. See "Risk Factors -- Possible Delisting from NASDAQ System and Market Illiquidity."

                           Summary Financial Data

                                                         For the Years Ended               For the Three Months
                                                             December 31,                    Ended March 31,
                                                  ----------------------------------   ----------------------------
        Statement of Operations Data                1995(3)             1996              1996           1997
        ----------------------------              ---------------   ----------------   -------------   ------------
                                                                                       (unaudited)     (unaudited)
Operating Revenue   ...........................    $   719,374       $    818,211       $  123,112     $  125,087
Operating Expenses  ...........................    $ 1,021,666       $  1,275,666       $  274,910     $  287,467
Selling, General and Administrative Expenses .     $    87,555       $    173,150       $    6,855     $   37,282
Loss From Operations   ........................    $  (389,847)      $   (630,605)      $ (158,653)    $ (199,662)
Amortization of Discounts attributable to
 Warrants  ....................................    $        --       $    226,000       $       --     $  272,000
Interest Expense    ...........................    $    33,572       $     80,562       $    8,397     $   39,748
Net Loss   ....................................    $  (423,419)      $   (937,167)      $ (167,050)    $ (511,410)
Pro Forma Net Loss(1)  ........................    $  (929,419)      $ (1,416,667)      $       --     $       --
Pro Forma Net Loss Per Share(1) ...............    $      (.73)      $      (1.12)      $       --     $       --

                                       December 31,
                                          1996               March 31, 1997 (unaudited)
                                      ----------------   ----------------------------------
                                           Actual             Actual         As Adjusted(2)
                                      ----------------   ----------------   ---------------
Balance Sheet Data:
Cash and Cash Equivalents    ......    $    149,965       $    118,998        $4,179,110
Working Capital (Deficit)    ......    $ (1,112,741)      $ (1,267,330)       $3,645,757
Total Assets  .....................    $  3,096,160       $  3,026,634        $6,912,909
Current Liabilities    ............    $  1,298,533       $  1,436,938        $  583,963
Total Stockholders' Equity   ......    $  1,550,789       $  1,327,379        $6,066,629

------------
(1) See Note (1) of Notes to Financial Statements of the Company.

(2) Assumes (i) net proceeds of $5,321,250 from the issuance of 1,100,000 Units at an estimated price of $6.10 per Unit and (ii) the repayment of debt.
    See "Use of Proceeds."

(3) Operations commenced March 1, 1995.


TO CALIFORNIA RESIDENTS ONLY:

     California residents can only purchase the Units if they had (i) a minimum gross income of at least $65,000 during the last tax year, expect to have a minimum gross income of at least $65,000 during the current tax year, and have a net worth, individually, of at least $250,000 (exclusive of home, home furnishings and automobiles), or (ii) have a net worth, individually, of at least $500,000 (exclusive of home, home furnishings and automobiles).

                                 RISK FACTORS

     Prospective investors should carefully consider the following factors, in addition to the other information in this Prospectus, in connection with investments in the Securities offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. An investment in the Securities offered hereby involves a high degree of risk.


     Limited History. The Company's only golf practice and instructional center, a 120-hitting tee facility located in central Long Island, (the "Commack Golf Center") opened in March, 1995 and, accordingly, has only a limited history of operations. The Commack Golf Center revenues during 1996 were $818,211 as compared to $719,374 for the preceding ten month period. Revenues for the quarter ended March 31, 1997 were $125,087 as compared to $123,112 for the quarter ended March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by a small business in a highly competitive industry.


     Net Losses Since Inception. Net losses for the Company were ($423,419) for the period from March 1, 1995 to December 31, 1995 (on revenues of $719,374), ($937,167) for the year ended December 31, 1996 (on revenues of $818,211), and ($511,410) for the three (3) months ended March 31, 1997 (on revenues of $125,087). Management believes it incurred net losses at the Commack Golf Center for several reasons, which include one-time start-up expenses; an unusually harsh winter season that extended through April, 1996; the fact that the miniature golf course and related recreation amenities were not operational until the summer of 1996; the unforseen delay in implementing a well-publicized golf instruction program (including group and private lessons); and the construction activity which was occurring on a neighboring parcel, which affected the Commack Golf Center's upscale image. The Company's operating expenses can be expected to continue to increase as a result of the Company's proposed expansion strategy. See "Possible Difficulties in Implementing Expansion Strategy" below. Accordingly, although the Company has experienced increased revenues at the Commack Golf Center in fiscal year 1996 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations"), the Company expects to continue to incur losses until revenues generated by expanded operations are sufficient to offset operating and expansion costs. There can be no assurance, however, that the Company will operate profitably in the future or that the Company will successfully acquire or develop other profitable operating facilities. See "Business" and "Financial Statements."



     Dependence on Single Location. The Commack Golf Center is the only facility currently operated by the Company, and there can be no assurance that the Englewood Facility will be opened as scheduled. Accordingly, a variety of factors relating to operating at only one location could affect the ongoing viability of the Company's business. These factors include local economic conditions, adverse publicity, accidents that could damage or destroy the Commack Golf Center and competition from other golf facilities.



     Possible Difficulties in Implementing Expansion Strategy. The Company's ability to significantly increase revenue and operating cash flow over time depends in large part upon its success in developing and opening the Englewood Facility and the Monticello Facility and operating, acquiring and opening additional golf centers and related recreational facilities. There can be no assurance that additional suitable expansion opportunities will be available, or that the Company will be able to open or acquire additional facilities on satisfactory terms, if at all. The development and opening of the Englewood Facility and the Monticello Facility as well as the construction of new golf practice centers are subject to all of the delays and uncertainties associated with construction projects generally. In addition, the Company's ability to expand beyond the Englewood Facility and the Monticello Facility will be dependent on an availability of additional financing, and there can be no assurance that such financing will be available or, if available, on terms acceptable to the Company. See "--Additional Financing Requirements" below.


     To successfully implement its expansion strategy, the Company must develop administrative operating systems and procedures to manage multiple facilities and there can be no assurance that these systems and procedures can be developed or implemented in an efficient, cost-effective manner. If new facilities are opened in the future, they must be integrated into the Company's existing operations, and there can be no assurance that these additional facilities can be easily assimilated into the Company's operating structure. If the Company is not able to efficiently develop appropriate operating systems and procedures or integrate acquired or newly-opened centers with its existing operations, the Company's financial condition and results of operations could be materially adversely affected. Except for the Englewood Facility, the Monticello Facility and an option to acquire, from its Senior Vice President, the rights to operate the golf practice facility and pro shop at Bethpage State Park, the Company currently has no definitive agreements with respect to the acquisition or opening of additional golf practice centers. There can be no assurance that the option for the Bethpage Facility would be exercised prior to late 1997, nor can there be any assurance that such option will be exercised at all, or, if it is exercised, that it will be on terms that are favorable to the Company.


     Significant Competition. The golf driving range business is competitive and includes competition from golf courses as well as other forms of recreation. Certain of the Company's competitors have considerably greater financial, marketing, personnel and other resources than the Company, as well as greater experience and customer recognition than the Company. In the Long Island market, the Company faces strong competition from other freestanding golf driving ranges and from numerous public and private golf courses which offer golf practice facilities. While management believes that the location and the amenities associated with the Commack Golf Center provide it with certain competitive advantages, there can be no assurance that the Company will be able to successfully compete with its competitors.


     Seasonal and Quarterly Fluctuations in Operating Results. The Company's revenues from April through October from the Commack Golf Center and from other facilities the Company may open or acquire are expected to account for the greatest portion of the Company's operating revenue. This seasonal pattern is expected to cause the Company's results of operations to vary significantly from quarter to quarter. Accordingly, period-to-period comparisons are not necessarily meaningful and should not be relied on as indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Management's Broad Discretion in Application of Proceeds. After giving effect to the prepayment of certain expenses in connection with the Offering totalling $173,837, $4,060,112 (or 73.9%), of the net proceeds of the Offering, after repayment of the Bridge Loans and certain short-term liabilities, will be used for working capital and for the acquisition, opening and operation of additional golf and recreation centers. Accordingly, management will have broad discretion as to the allocation and use of such proceeds. See "Use of Proceeds."


     Offering Proceeds to Benefit Affiliated Parties. $1,434,975 (or 26.1%) of the net proceeds of the Offering will be used to repay short-term debt, which will benefit certain affiliates of the Company. See "Use of Proceeds."


     Additional Financing Requirements. Management believes that the proceeds of the Offering and the cash flow from the Commack Golf Center operations will be sufficient to permit the Commack Golf Center to conduct its operations as currently contemplated for a minimum of 18 months, to fund the development of the Englewood Facility and to fund its capital contribution to the Monticello Partnership. This belief is principally founded in the assumption that improved advertising and marketing in connection with the Commack Golf Center will substantially improve the operating income of the Company. Although such belief is based on management's best judgment, there can be no assurance that the assumptions underlying this belief will prove accurate or that circumstances beyond the Company's control will not materially adversely affect the Company's financial condition and results of operations, requiring the Company to seek additional capital. The Company has not generated positive cash flow in the last two (2) fiscal years. The Company's losses from operations for the years ended December 31, 1995 and December 31, 1996 and for the three (3) months ended March 31, 1997 were ($389,847), ($630,605) and ($199,662), respectively.


     Possible Inability to Obtain Debt Financing. The Company's expansion strategy for the Englewood Facility and for certain other potential acquisitions is dependent upon the availability of the capital to be raised in the Offering and the availability of debt financing to cover approximately 50% of the cost of developing each additional facility. There can be no assurance, however, that such debt financing will be available or that the funds to be raised in the Offering in combination with such debt financing will be sufficient to enable the Company to acquire and/or develop additional golf and related recreational facilities. In connection with any such debt financing, the Company may be required to pledge its assets to a lender, may be restricted in its ability to incur additional obligations or to make capital expenditures, and/or may be required to abide by certain financial covenants. Moreover, if the Company defaults on any of its obligations with respect to any such debt financing, the lender could declare its loan to become immediately due and payable and subject the Company's assets to foreclosure.

     Dependence Upon Key Employees. The Company is heavily dependent on the services of Stuart Goldstein, the Company's President and Chief Executive Officer. Mr. Goldstein has entered into an employment agreement with the Company for a term expiring December 31, 2001, which provides that he will work full-time for the Company. In addition, Messrs. Edward Ross and Chuck Workman have entered into employment agreements with the Company that provide that Messrs. Ross and Workman will provide services to the Company on an as-needed basis. Each of Messrs. Goldstein and Ross is subject to a covenant not to compete with the Company which prohibits each of them from competing with the Company in the United States during the terms of their respective employment agreements and for a period of two (2) years thereafter. The loss of the services of either Messr. Goldstein, Ross or Workman could materially adversely affect the Company. In addition, other than Mr. Workman, the Company lacks significant managerial experience in the golf industry. The inability to secure additional experienced executives/officers may materially adversely affect the Company. See "Management."

     Prior Business Bankruptcy Filings Involving Company Executive. Two real estate investment partnerships in which Edward C. Ross, the Company's Chairman, serves as the chief executive of the corporate general partner, have experienced financial difficulties. In February, 1994, Mr. Ross was President of Coastal Riverview Development Corp. ("Coastal"), which served as the general partner of Coventry Shopping Plaza Associates ("Coventry"), a limited partnership and the owner and operator of a shopping center in Providence, Rhode Island. On February 1, 1994, Coventry filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, Eastern District of New York. The petition was dismissed at the debtor's request in October, 1994. Mr. Ross was also President of Coastal when it was the general partner of Conrans Plaza Associates ("Conrans"), a limited partnership which owned and operated a shopping center in East Hanover, New Jersey and which filed a petition for reorganization under Chapter 11 in the U.S. Bankruptcy Court, Eastern District of New York on July 11, 1995. Conrans successfully emerged from these proceedings in March, 1996.


     Criminal Accusations Concerning Company's Prior Underwriter. In early 1996, the Company entered into a letter of intent with A.R. Baron & Company
("Baron"), a New York City based broker-dealer, whereby Baron would act as the lead underwriter for the Company's initial public offering. In July, 1996, Baron ceased operations as a broker-dealer following securities industry regulatory actions, and the Company ceased doing business with Baron and its executives. In May, 1997, Baron, together with 13 employees of Baron, were indicted by the New York County District Attorney on counts of enterprise corruption and grand larceny in connection with allegations that Baron and its employees defrauded investors out of more than $75 million. Although the Company's securities were referenced in two (2) counts of the indictment, the Company does not believe that its securities were involved in any of these activities, and the Company is not a party to these criminal proceedings. The Company had no knowledge of Baron's activities, and redeemed the interests of all former shareholders of the Company that the Company believed were in any way associated with Baron once the Company became aware of such activities. However, in the event that any former Baron employees or related or associated persons of Baron still beneficially hold stock in the Company without the Company's knowledge, such individuals could effect or attempt to effect market manipulations of the Company's securities in violations of federal and state securities laws, which could materially adversely affect the price of the Units and the Common Stock.


     Dependence on Discretionary Consumer Spending. The amount spent by consumers on discretionary items, such as golf and family and entertainment activities, is dependent upon consumers' levels of discretionary income, which may be adversely affected by general or local economic conditions. A decrease in consumer spending on such activities will have a material adverse effect on the Company's financial condition and results of operations.

     Termination Provisions of Commack Golf Center Lease and the Englewood Facility. The lease for the Commack Golf Center is scheduled to expire in April, 2010, subject to renewals, at the Company's sole option, to April, 2020. The lease for the Englewood Facility is scheduled to expire on April 30, 2022, subject to renewals, at the Company's sole option, to 2031. Both leases provide the landlord with a variety of remedies, including termination rights and eviction, in the event the Company breaches any one of a number of covenants, including its obligation to make timely rent payments and maintenance of adequate insurance coverage. (See "Business-- Properties"). If either of these leases is terminated, the Company will be materially adversely affected.

     Arbitrary Determination of Offering Price; Potential Price Volatility. The offering price of the Units has been determined by negotiation between the Company and the Representatives and does not necessarily relate to the Company's assets, book value, results of operations, or other established criteria of value. As of December 31, 1996, the Common Stock had an actual loss per share of $.74. There has been significant volatility in the market price of securities of companies with small capitalizations. Period-to-period fluctuations in the Company's revenues and financial results may have a significant impact on the Company's business and on the market price of the Company's securities. See "Underwriting."


     Immediate and Substantial Dilution. Investors in the Offering will experience immediate and substantial dilution of the net tangible book value of their shares of Common Stock ($3.51 per share, or 58.5%). In addition, if the Company obtains additional funds through private or public equity or debt financings, or if the Company issues options pursuant to the Company's 1996 Stock Option Plan, or if the Company issues stock in connection with acquisitions at prices below fair market value, the purchasers of the Common Stock may experience substantial dilution as a consequence of such future financings, the exercise of such options, or acquisitions. See "Dilution," "Use of Proceeds," "Capitalization," "Management -- Stock Option Plans" and "Underwriting."


     Adverse Effect of Uninsured Losses. The Company carries property and liability insurance in amounts it deems adequate. While the Company will make every effort to maintain adequate insurance by industry standards, the Company could suffer a loss from a casualty or liability for an event not covered by insurance or in amounts in excess of coverage. Any such loss could have a material adverse effect on the Company.

     Possible Adverse Consequences of Environmental Regulation. Golf and recreational centers use and store various hazardous materials. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property is generally liable for the costs of removal or remediation of hazardous substances that are released on its property, regardless of whether the owner or operator knew of, or was responsible for, the release of such hazardous materials. The Company has not been advised of any non-compliance or violation of any environmental laws, ordinances or regulations and the Company believes that it is in substantial compliance with all such laws, ordinances and regulations applicable to the Commack Golf Center. The Company, however, has not performed any environmental studies on the Commack Golf Center and, as a result, there may be potential liabilities and/or conditions of which the Company is not aware. The Company expects to perform preliminary environmental testing at the site for the Englewood Facility, and environmental testing has occurred at the site for the Monticello Facility. If any such liabilities or conditions arise with respect to the Commack Golf Center or any other facility which may be constructed, acquired or operated by the Company in the future, there could be a material adverse effect on the Company.

     Limited Liability of Directors. As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation eliminates personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain circumstances. Accordingly, stockholders may have limited rights to recover money damages against the Company's directors for breach of fiduciary duty.


     No Prior Trading Market. Prior to the Offering, there has not been a public market for the Units, the Common Stock or the Warrants. There can be no assurance that an active trading market on the NASDAQ SmallCap Market will develop or be sustained after the Offering. The absence of an active trading market would reduce the liquidity of an investment in the Company's Securities. The Representatives have indicated that they intend to act as market makers and otherwise effect transactions in the Company's Securities. To the extent the Representatives participate, they may be dominating influences in any market that might develop, and the degree of participation by the Representatives may significantly affect the price and liquidity of the Securities. The Representatives may discontinue such activities at any time or from time to time.

     Possible Delisting from NASDAQ System and Market Illiquidity. If the Units or the Common Stock are initially quoted on the NASDAQ SmallCap Market (as to which there can be no assurance), then continued inclusion of such securities on the NASDAQ SmallCap Market will require that (i) the Company maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price for the Units or the Common Stock be at least $1.00 per share, (iii) the public float consist of at least 100,000 shares of Common Stock, valued in the aggregate at more than $200,000, (iv) the Units have at least two active market makers, and (v) the Units or the Common Stock be held by at least 300 holders. If the Company is unable to satisfy NASDAQ's maintenance requirements, the Company's securities may be delisted from NASDAQ SmallCap Market. In such event, trading, if any, in the Units or the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") and it would be more difficult to dispose of the Units or to obtain as favorable a price for such securities. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities that could be bought and sold at a given price, but also through delays in the timing of transactions. In addition, there could be a reduction in security analysts' and the news media's coverage of the Company, which could result in lower prices for the Company's securities than might otherwise be attained and in a larger spread between the bid and asked prices for the Company's securities. Recently, a proposal has been made to increase the criteria for continued listing on the Nasdaq SmallCap Market. If implemented as proposed, stricter criteria for continued listing on The Nasdaq SmallCap Market would be imposed, including the implementation of a $2,000,000 net tangible assets test, higher public float and market value of public float criteria and the implementation of new corporate governance rules. No assurance can be given that such proposal will be adopted or if adopted, that it will be adopted in its current form.



     Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission (the "SEC") . Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. If the Units do not qualify for quotation on the NASDAQ SmallCap Market, or if it qualifies and is later delisted from such Market and has a price of less than $5.00 per Unit, then unless another exemption is available, the Units and the underlying Common Stock would be subject to the penny stock rules. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Securities become subject to the penny stock rules, investors in the Offering may find it more difficult to sell their Securities.



     Adverse Consequences Associated with Shares of Common Stock Reserved for Issuance. The Company has reserved 1,100,000 shares of Common Stock for issuance upon exercise of the Warrants, 330,000 shares of Common Stock for issuance upon exercise of the Over-Allotment Option, 110,000 shares of Common Stock issuable upon exercise of the Representative Warrants, 110,000 shares of Common Stock issuable upon exercise of warrants issuable upon exercise of the Representative Warrants, an aggregate of 900,000 shares of Common Stock for issuance upon the exercise of options, of which 650,000 have been granted to Messrs. Stuart Goldstein, Edward Ross and Chuck Workman and 250,000 that may be granted in the future pursuant to the Company's 1996 Stock Option Plan, and an aggregate of 100,000 shares of Common Stock for issuance upon exercise of options, of which 5,000 have been granted to Mr. Garry Howatt and 95,000 which may be granted in the future under the Company's 1996 Non-Employee Director Stock Option Plan. In addition, the Company has reserved 150,000 shares of Common Stock for issuance upon the exercise of the Bridge Warrants. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided thereby. Furthermore, such warrants and options may adversely affect the terms on which the Company could obtain additional capital. Should a significant portion of such warrants and options be exercised, the resulting increase in the amount of Common Stock in the public market may have the effect of reducing the per share market price thereof. See "Management -- Stock Option Plans", "Shares Eligible for Future Sale" and "Certain Transactions."

     Representative Warrants May Inhibit Company's Ability to Raise
Capital. The Company has reserved 110,000 shares of Common Stock issuable upon exercise of the Representative Warrants and 110,000 shares of Common Stock issuable upon exercise of warrants issuable upon exercise of the Representative Warrants. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Representative Warrants are outstanding. At any time when the holder or holders of the Representative Warrants might be expected to exercise them, the Company would probably be able to obtain additional equity capital on terms more favorable than those provided in the Representative Warrants.



     Potential Depressive Effect on Market Price Due to Future Sales of Common Stock. 1,265,000 shares of Common Stock outstanding prior to the Offering and 150,000 shares issuable pursuant to the exercise of the Bridge Warrants will be "restricted securities" as that term is defined in Rule 144 promulgated under the Act (the "Restricted Securities"). All of the Restricted Securities will be eligible for sale in the public market pursuant to the provisions of Rule 144 or Rule 701 under the Act at various times after the Effective Date, subject to the "lock-up" agreements with the Representative described below.


     The Company has adopted the 1996 Stock Option Plan pursuant to which it has granted options to acquire 500,000, 100,000, and 50,000 shares of Common Stock to Messrs. Stuart Goldstein, Edward Ross, and Chuck Workman, respectively (the "Employee Options"), and may issue options to purchase up to an additional 250,000 shares of Common Stock. The Company has also adopted the 1996 Non-Employee Director Stock Option Plan pursuant to which it has issued an option to purchase 5,000 shares of Common Stock (the "Director Options") and may issue options to purchase up to an additional 95,000 shares of Common Stock.



     Holders of all outstanding securities of the Company have agreed that they will not, without the Representatives' written consent, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangable for, any shares of Common Stock or other capital stock of the Company for a period of 13 months except that (i) holders of 125,000 shares of Common Stock have agreed to such restrictions for a period of 3 months, (ii) holders of 35,000 shares of Common Stock have agreed to such restrictions for a period of 4 months, (iii) holders of 35,000 shares of Common Stock have agreed to such restrictions for a period of 6 months, respectively, from the Effective Date, and (iv) holders of 38,000 shares of Common Stock have not agreed to any such restrictions. At the request of NASDAQ, the Representatives have agreed not to release the Bridge Warrants or the shares of common stock issuable upon exercise thereof from the lock-up sooner than one
(1) year from the Effective Date.



     Any substantial sale of the Bridge Warrants, the Restricted Securities, or the shares of Common Stock issuable upon exercise of the Director Options or the Employee Options pursuant to Rule 144 or otherwise may have an adverse effect on the market price of the Company's securities. See "Description of Securities" and "Shares Eligible for Future Sale."


     Potential Adverse Effect of Redemption of Warrants. The Warrants are subject to redemption by the Company at a price of $.05 per Warrant under certain conditions at any time commencing twelve months after the date of this Prospectus on at least 30 days prior written notice. If the Warrants are redeemed, Warrant holders will lose their right to exercise the Warrants except during such 30-day redemption period. Upon receipt of a notice of redemption, Warrant holders would be required to: (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the then market price, if any, when they might otherwise wish to hold the Warrants, or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Warrants."


     Warrants to Representatives. Upon completion of the Offering, the Company will sell to the Representatives, for nominal consideration, Representative Warrants to purchase 110,000 Units. To the extent that the Representative Warrants are exercised, they would have a dilutive effect on the percentage of outstanding shares held by stockholders purchasing Units in the Offering. The exercise of the Representative Warrants is likely to occur at a time when the Company could probably obtain additional equity capital on terms more favorable than those provided by the Representative Warrants. See "Underwriting."

     Potential Adverse Effect of Issuance of any Authorized Preferred
Stock. The Company has the right to issue shares of preferred stock in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges, and preferences, as the Board of Directors of the Company may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire control of, or of discouraging bids for, the Company. This could limit the price that certain investors might be willing to pay in the future for the securities offered hereby. See "Description of Securities."


     Dividends Not Likely. The Company has not paid any cash dividends on the Common Stock. For the foreseeable future, it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the operations of the Company and that cash dividends will not be paid to holders of Units and underlying shares of Common Stock. See "Dividend Policy."


     Stockholders' Inability to Vote on or Review Transactions. As is customary under the Delaware General Corporation Law, the Board of Directors, not the stockholders, of the Company have authority to review prospective business transactions and approve or disapprove of the same. As such, the stockholders of the Company will neither have the opportunity to review the terms of any prospective transactions, including any golf-related acquisitions, nor review the financial statements of any entities relating to any such transactions.



     FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF UNITS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE UNITS OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE UNITS SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering (assuming an initial public offering price of $6.10 per Unit) are estimated at approximately $5,321,250 ($6,201,937 if the Over-Allotment Option is exercised in full) after deducting underwriting commissions and discounts and the estimated expenses of the Offering. Such net proceeds are expected to be expended approximately as follows:




Application of Proceeds:                                    Amount        Percent
                                                           ------------   --------
Repayment of Bridge Loans and short-term debt(1)  ......   $1,434,975      27.0%
Acquiring and opening the Englewood Facility   .........   $2,136,275      40.1%
Capital contribution to Monticello Partnership .........   $1,000,000      18.8%
Improvements to Commack Golf Center   ..................      250,000       4.7%
Working capital  .......................................   $  500,000       9.4%
                                                           -----------    ------
     Total .............................................   $5,321,250     100.0%
                                                           ===========    ======


------------
(1) The Bridge Loans consist of an aggregate of $1,140,000 principal amount of promissory notes accruing interest at a rate of 15% per annum. The Bridge Loans are due on the earlier of five (5) days following the Effective Date or October 23, 1998. An aggregate of $601,125 of the proceeds from the Bridge Loans have been used to redeem 845,000 shares of Common Stock and 2,020,000 Class A Warrants (See "Certain Transactions"), and the remaining $538,875 of such proceeds have been used by the Company for working capital and to pay ongoing legal and accounting fees. Short term debt to be paid consists of (i) a $120,000 note payable to a bank bearing interest at the rate of 10.5% per annum as of March 31, 1997, maturing in August 1997, collateralized by all of the assets of the Company and guaranteed by Edward C. Ross, (ii) an $85,000 note from another bank bearing interest at 10% per annum as of March 31, 1997, maturing in August 1997 and guaranteed by Edward C. Ross, and (iii) loans made by stockholders of the Company who were formerly limited partners of the Commack Partnership in the aggregate amount of approximately $89,975. Proceeds from short-term debt were used for working capital.


     The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering based upon the Company's currently contemplated operations, the Company's development plans, and current economic and industry conditions, and is subject to reapportionment among the categories listed above or to new categories in response to, among other things, changes in its plans, industry conditions, and future revenues and expenditures. The amount and timing of expenditures will vary depending on a number of factors, including the availability and cost of sites for new golf centers and whether such centers will be owned or leased. The Company has no definitive agreements with respect to the acquisition or development of additional golf practice centers or related recreational facilities, except an option to acquire from the Company's Senior Vice President. rights to operate a golf practice facility and pro shop at Bethpage State Park.

     Management believes that the net proceeds of the Offering and revenue from operations will be sufficient to permit the Company to conduct its existing operations for at least the next 12 months. The Company's plan of opening the Englewood Facility and the Monticello Facility over the next 12 to 18 months (which could involve the use of the Company's Common Stock to pay for some portion of such acquisitions) is dependent upon the Company's ability to obtain debt financing to cover approximately 50% of the cost of the new centers. The Company will be required to raise substantial additional capital in the future in order to meet its goal of opening at least 10 additional golf and recreation centers over the next three to five years. There can be no assurance that the Company will be able to obtain such debt financing and/or capital on favorable terms, if at all. See "Risk Factors -- Additional Financing Requirements," "Capitalization" and "Business -- Site Location Strategy and Planned Expansion."

     The Company intends to invest the net proceeds of the Offering, until used, in government securities and insured, short-term, interest-bearing investments of varying maturities.

                                   DILUTION

     At March 31, 1997, the unaudited net tangible book value per share of the Common Stock after giving effect to the redemption by the Company of Common Stock and warrants from the proceeds of the Bridge Loans was $.78. The "net tangible book value per share" represents the amount of the Company's tangible assets, less the amount of its liabilities, divided by the number of shares of Common Stock outstanding. The calculation of net tangible book value as of March 31, 1997 reflects operations through March 31, 1997 as set forth in the Financial Statements. The following table illustrates the per share dilution:



Public offering price per share of Common Stock(1)  ..............................             $6.00
Net tangible book value per share as of March 31, 1997 (unaudited)    ............   $ .78
Increase per share attributable to the sale by the Company of one share of Com-
 mon Stock offered hereby (at an assumed initial public offering price of $6.00
 per share) (2) ..................................................................   $1.71
                                                                                     ------
Net tangible book value per share after Offering    ..............................             $2.49
                                                                                               -----
Dilution of net tangible book value per share of Common Stock to new investors .               $3.51
                                                                                               =====

------------
(1) Before deducting underwriting discounts and commissions and estimated offering expenses to be paid by the Company.

(2) After deducting underwriting discounts and commissions and estimated offering expenses to be paid by the Company net of discounts of $582,000 attributable to the warrants issued in connection with the Bridge Loans.

     The following table summarizes as of the date of this Prospectus, after giving effect to (i) the Company's acquisitions of Commack Golf and Family Recreation Center, L.P. (the "Commack Partnership") and U.S. Golf and Entertainment Corp. and (ii) the redemption by the Company of Common Stock and warrants from the proceeds of the Bridge Loans, and assuming completion of the Offering at an assumed initial public offering price of $6.00 per share of Common Stock, the differences between existing stockholders and the new investors with respect to (x) the aggregate cash consideration (before deducting issuance expenses) paid for Common Stock purchased from the Company, and (y) the average price per share paid for Common Stock purchased from the Company.



                                               Percentage of     Aggregate Cash     Percentage of
                                  Shares          Equity         Consideration      Total Cash       Average
                                 Purchased        Owned              Paid            Invested        Price
                                 -----------   ---------------   ----------------   --------------   --------
Existing shareholders   ......   1,265,000           53.5%        $2,150,875             24.6%       $1.70
New investors  ...............   1,100,000           46.5%        $6,600,000             75.4%       $6.00
                                 ----------        ------         ----------           ------        -----
  Total  .....................   2,365,000          100.0%        $8,750,875            100.0%
                                 ==========        ======         ==========           ======

     The above table assumes no exercise of outstanding options, the Over-Allotment Option, or the Stock Purchase Warrants. If the Over-Allotment Option is exercised in full, the new investors will have paid $7,590,000 for 1,265,000 shares of Common Stock, representing 77.9% of the net consideration paid for 50% of the net number of shares of Common Stock outstanding. Accordingly, investors in the Offering, on a fully diluted basis, will experience an immediate dilution of $3.32 per share.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1997, and as adjusted to reflect the sale of the Units at an assumed offering price of $6.10 per Unit of Common Stock. See "Use of Proceeds."



                                                                       March 31, 1997 (UNAUDITED)
                                                                 ---------------------------------------
                                                                    Actual           As Adjusted(1)
                                                                 ---------------   ---------------------
Short-term debt(2)(3)  .......................................    $ 1,743,975       $      309,000
                                                                  ===========       ==============
Stockholders' Equity:
  Preferred Stock -- $.001 par value, Authorized -- 1,000,000
    shares; Issued and outstanding -- None  ..................             --                   --
  Common Stock -- $.001 par value, Authorized-- 20,000,000
    shares; issued and outstanding 1,265,000 shares actual;
    2,365,000 shares, as adjusted  ...........................    $     1,265       $        2,365
Additional paid-in-capital   .................................      3,198,110           10,047,010
Deficit    ...................................................     (1,871,996)          (2,453,996)(4)
                                                                  -----------       --------------
Total stockholders' equity   .................................      1,327,379            7,595,379
                                                                  -----------       --------------
  Total Capitalization    ....................................    $ 1,327,379       $    7,595,379
                                                                  ===========       ==============

------------
(1) Adjusted to reflect (i) the sale by the Company of the Units offered hereby at an assumed initial public offering price of $6.10 per Unit and (ii) the repayment of debt. See "Use of Proceeds" and "Certain Transactions."

(2) Inclusive of short-term debt to banks of $205,000, to stockholders of $386,475 and $1,140,000 of indebtedness relating to the Bridge Loans, and other debt of $12,500.

(3) Assumes no exercise of the Over-Allotment Option.

(4) Adjusted to reflect the amortization of the discounts attributable to warrants issued in connection with the Bridge Loans, which are to be repaid.

                                DIVIDEND POLICY

     The Company has not paid cash dividends on the Common Stock since inception and does not anticipate paying any cash dividends to its stockholders in the foreseeable future. The Company currently intends to retain earnings, if any, for the development and expansion of its business. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.


                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Company's financial statements and related notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Prospectus.



                                                             For the years                 For the Three Months
                                                           ended December 31,                Ended March 31,
                                                    --------------------------------   ----------------------------
                                                        1995             1996             1996           1997
                                                                                       (unaudited)     (unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues  .......................................    $   719,374      $    818,211      $  123,112     $  125,087
                                                     -----------      ------------      ----------     ----------
Operating expenses    ...........................      1,021,666         1,275,666         274,910       287,467
Selling, general and administrative expenses   .          87,555           173,150           6,855        37,282
                                                     -----------      ------------      ----------     ----------
                                                       1,109,221         1,448,816         281,765       324,749
                                                     -----------      ------------      ----------     ----------
Operating loss  .................................       (389,847)         (630,605)       (158,653)     (199,662)
Other expenses:
 Amortization of discounts attributable to
  warrants   ....................................             --           226,000              --       272,000
 Interest    ....................................         33,572            80,562           8,397        39,748
                                                     -----------      ------------      ----------     ----------
Net loss  .......................................    $  (423,419)     $   (937,167)     $ (167,050)    $ (511,410)
                                                     -----------      ------------      ----------     ----------
Pro forma net loss (1)   ........................    $  (929,419)     $ (1,416,667)     $       --     $       --
                                                     -----------      ------------      ----------     ----------
Pro forma net loss per share (1)  ...............    $      (.73)     $      (1.12)     $       --     $       --
                                                     -----------      ------------      ----------     ----------
Shares used in computing net loss per share (1)        1,265,000         1,265,000              --            --
                                                     ===========      ============      ==========     ==========


                                      December 31,      March 31,
                                      --------------   ---------------
                                         1996              1997
                                                       (unaudited)
BALANCE SHEET DATA:
Current assets   ..................    $   185,792      $   169,608
Current liabilities    ............      1,298,533        1,436,938
Working capital deficiency   ......     (1,112,740)      (1,267,330)
Total assets  .....................      3,096,160        3,026,634
Shareholders' equity   ............      1,550,789        1,327,379

(1) See Note 1 of Notes to Financial Statements of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     In July, 1994, Commack Golf and Family Recreation Center, L.P. (the "Commack Partnership") was organized to construct, develop and operate the Commack Golf Center, which commenced operations in March, 1995. In April, 1996, United Acquisition I Corp. (which was incorporated by persons with no affiliation to the Commack Partnership) (i) loaned $41,200 to the Commack Partnership in anticipation of its acquisition of the Commack Partnership and
(ii) changed its name to U.S. Golf and Entertainment Corp. ("U.S. Golf Corp."). In May, 1996, U.S. Golf Corp. raised an additional $500,000 from the sale of common stock and warrants of which approximately $450,000 was loaned to the Commack Partnership. In May, 1996, the Company was organized as a vehicle by which (i) the general and limited partners of the Commack Partnership exchanged their partnership interests for an aggregate of 1,045,000 shares of the Company's Common Stock; and (ii) the stockholders of U.S. Golf Corp. exchanged their shares of common stock and warrants for 1,045,000 shares of the Company's Common Stock and 2,020,000 Class A Warrants. In November, 1996 the Company (A) redeemed, for an aggregate purchase price of $601,125, 845,000 shares of the Company's Common Stock and all 2,020,000 Class A Warrants from persons who were formerly stockholders of U.S. Golf Corp., and issued 20,000 shares of the Company's Common Stock to one (1) U.S. Golf Corp. stockholder as additional consideration for the surrender of his warrants, (B) obtained bridge loans of $836,000 from accredited investors (the proceeds of which were used in part for the aforesaid redemption) (the "Bridge Loans") and (C) issued warrants to purchase a total of 110,000 shares of the Company's Common Stock, at $.10 per share, to the aforesaid accredited investors (the "Bridge Warrants"). In March 1997, the Company obtained additional Bridge Loans of $380,000 from, and issued Bridge Warrants to purchase an additional 50,000 shares of Common Stock to, accredited investors, the proceeds of which were used to redeem $76,000 of Bridge Loans and 10,000 Bridge Warrants from an investor in the November, 1996 private offering, and for working capital and preliminary expenses in connection with the Englewood Facility. See "Certain Transactions." The following discussion assumes the Company has owned and operated the Commack Golf Center since it first commenced operations in March 1995.

     Results of Operations. The following table sets forth selected operations data of the Company expressed as a percentage of total revenues (except for operating expenses which is expressed as a percentage of operating revenues) for the periods indicated below:

                                                                                 For the Three     For the Three
                                                        For the Years Ended      Months Ended      Months Ended
                                                            December 31,           March 31,         March 31,
                                                       ----------------------   ---------------   --------------
                                                       1995(1)      1996            1996             1997
                                                       ---------   ----------   ---------------   --------------
                                                                                (Unaudited)       (Unaudited)
Operating revenues .................................    100.0%        100.0%         100.0%            100.0%
Operating expenses .................................    142.0         155.9          223.3             229.8
Selling, general and administrative expenses  ......     12.2          21.2            5.6              29.8
Loss from operations  ..............................    (54.2)        (77.1)        (128.9)           (159.6)
Amortization of discounts attributable to warrants.        --          27.6              0             217.4
Interest expense   .................................      4.7           9.8            6.8              31.8
Net loss  ..........................................    (58.9)       (114.5)        (135.7)           (408.8)
Pro forma net loss    ..............................   (129.2)       (173.1)            --                --

------------
(1) Operations commenced March 1, 1995

     Year Ended December 31, 1995. During 1995, the Company had total revenues of $719,374 and a net loss of $423,419.

     Results of operations for the year ended December 31, 1995 reflect 10 months of operations of the Commack Golf Center, but do not reflect any operations of the Commack Golf Center's miniature golf facility, children's party room facility, snack bar or rental payments from the golf instruction lessee.

     Operating revenues consisted of driving range sales, lesson sales and rental income from the pro shop which was opened for only five months in 1995. Although the Commack Golf Center was opened in March, 1995, a number of related amenities (i.e., the 18-hole miniature golf course, the golf teaching center, the children's party room and the snack bar) were not completed or fully operational until the second quarter of 1996, which negatively affected the Company's operating revenues in 1995.

     Operating expenses, consisting of land rent, depreciation and amortization of golf driving range facilities and equipment, operating wages and employee costs, utilities and all other facility operating costs, aggregated $1,021,666 for 1995.

     Selling, general and administrative expenses were $87,555 for the year ended December 31, 1995, consisting of approximately $49,000 in advertising expenses, approximately $11,000 in sales promotion and commission expenses, approximately $15,600 in general office expenses, and the remainder in miscellaneous expenses. These expenses do not include the payment of any salaries to the Company's executive officers, the anticipated costs of recruiting and hiring additional executives and do not reflect the anticipated expenses associated with the Company's plans to acquire or develop additional golf and recreational centers, including marketing and advertising costs relating to the opening of new locations.

     Interest expense (net of capitalized interest costs) was $33,572, reflecting borrowings outstanding as a result of the debt financing related to the construction of the Commack Golf Center which was opened in March, 1995.

     Year Ended December 31, 1996. During the year ended December 31, 1996, the Company had total revenues of $818,211 and a net loss of $937,167. Because the Commack Golf Center commenced operations in March, 1995, there can be no meaningful comparison of the results of operations during the year ended December 31, 1996 and the comparable 1995 period. The results for this period reflect the effect of unusually severe weather during the first 100 days of 1996.

     Operating revenues consisted of driving range sales, mini-golf sales and lesson sales. The Company received limited rental revenue from the pro shop during this period.

     Operating expenses, consisting of land rent, depreciation and amortization of golf driving range facilities and equipment, operating wages and employee costs, utilities and all other facility operating costs, aggregated $1,275,666 for this period.

     Selling, general and administrative expenses were $173,150 for the year ended December 31, 1996, which included $9,900 in amortization expenses, $33,000 in professional fees, $36,700 in advertising expenses, $17,300 in commissions/promotion expenses, $6,300 in telephone expenses, $17,600 in office expenses, $36,000 as salary to the president of the Company and the remainder in miscellaneous expenses. These expenses do not include the payment of any salaries to the other Company's executive officers or the anticipated costs of recruiting and hiring additional executives and do not reflect the anticipated expenses associated with the Company's plans to acquire or develop additional golf centers, including related marketing and advertising costs.

     Interest expense (net of capitalized interest costs) was $80,562 reflecting borrowings outstanding as a result of the debt financing related to the construction of the Commack Golf Center. Amortization of discounts attributable to warrants associated with the cost of funding the redemption of shares of Common Stock amounted to $226,000 (See Note 12 in the Notes to the Financial Statements).

     Three Months Ended March 31, 1996. During the three (3) months ended March 31, 1996, the Company had total revenues of $123,112 and a net loss of ($167,050).

     Operating revenues consisted of driving range sales, mini-golf sales and lesson sales. The Company received limited rental revenue from the pro shop during this period.

     Operating expenses, consisting of land rent, depreciation and amortization of golf driving range facilities and equipment, operating wages and employee costs, utilities and all other facility operating costs, aggregated $274,910 for this period.

     Selling, general and administrative expenses were $6,855 for the three (3) months ended March 31, 1996, which included amortization expenses, professional fees, advertising expenses, telephone expenses, and miscellaneous expenses. These expenses do not include the payment of any salaries to the Company's executive officers or the anticipated costs of recruiting and hiring additional executives and do not reflect the anticipated expenses associated with the Company's plans to acquire or develop additional golf centers, including related marketing and advertising costs.

     Interest expense (net of capitalized interest costs) was $8,397 reflecting borrowings outstanding as a result of the debt financing related to the construction of the Commack Golf Center.

     Three Months Ended March 31, 1997. During the three (3) months ended March 31, 1997, the Company had total revenues of $125,087 and a net loss of $511,410.

     Operating revenues consisted of driving range sales, mini-golf sales and lesson sales. Operating expenses, consisting of land rent, depreciation and amortization of golf driving range facilities and equipment, operating wages and employee costs, utilities and all other facility operating costs, aggregated $287,467 for this period.

     Selling, general and administrative expenses were $37,282 for the three
(3) months ended March 31, 1997, which included amortization expenses, professional fees, advertising expenses, commissions/promotion expenses, telephone expenses, office expenses, salary to the President of the Company and miscellaneous expenses. These expenses do not include the payment of any salaries to the other Company's executive officers or the anticipated costs of recruiting and hiring additional executives and do not reflect the anticipated expenses associated with the Company's plans to acquire or develop additional golf centers, including marketing and advertising costs relating to the opening of new locations.

     Interest expense (net of capitalized interest costs) was $39,748 reflecting borrowings outstanding as a result of the debt financing related to the construction of the Commack Golf Center. Amortization of discounts attributable to warrants associated with the cost of funding the redemption of shares of Common Stock amounted to $272,000 (See Note 12 in the Notes to the Financial Statements).

     Liquidity and Capital Resources. The Commack Partnership's partners provided the Commack Partnership's initial capital in 1994 through subscriptions for limited partnership interests in the aggregate amount of $2,190,000, general partner contributions aggregating $10,000 and loans by certain general and limited partners to the Commack Partnership in the aggregate amount of $404,475 through December 31, 1996.

     The Company has taken a number of steps to improve the operations of the Commack Golf Center which include opening the miniature golf course in April, 1996, increasing the advertising and marketing of the Commack Golf Center within the community (including establishing a summer golf camp and high school golf team practice program), and implementing a well-publicized golf instruction program for group and individual instructions.

     The Commack Partnership had a $215,000 note payable to a bank with an interest at the rate of 2% above the bank's prime lending rate (10 3/4% per annum) at December 31, 1995. This note, which is payable on demand and is collateralized by all the assets of what was the Commack Partnership, is guaranteed by certain former general and limited partners of the Commack Partnership. During the year ended December 31, 1996, $75,000 was repaid to the bank, reducing the outstanding balance to $140,000 at December 31, 1996, bearing interest at the rate of 10 1/4% per annum. During the three (3) months ended March 31, 1997, $20,000 was repaid to the bank. The note, as amended, matures in August 1997 and bears interest at the rate of 10.5% per annum.

     In addition, the Commack Partnership borrowed $110,000 from another bank. This note bears interest at the rate of 1 1/2% above the bank's prime interest rate per annum (10 1/4% at December 31, 1995). During the year ended December 31, 1996, $25,000 was repaid to the bank, reducing the outstanding balance to $85,000 at December 31, 1996 and March 31, 1997. The note, as amended, matures in August 1997 with an interest rate of 9 3/4% and 10% at December 31, 1996 and March 31, 1997, respectively. The obligation is guaranteed by certain former general and limited partners.

     The Commack Partnership's outstanding indebtedness to these banks and to its general and limited partners has been assumed by the Company.


     In April, 1996, U.S. Golf Corp. (which was incorporated and received equity investments from its founding stockholders in the amount of $54,500 in November, 1995), loaned $41,200 to the Commack Partnership in anticipation of the acquisition of the Commack Partnership. In May, 1996, U.S. Golf Corp. raised an additional $500,000 from the sale of common stock and warrants to a limited number of investors in a private financing. In May, 1996, the Company was organized as the corporate entity through which this acquisition could occur on a tax-free basis to the stockholders of U.S. Golf Corp. and the general and limited partners of the Commack Partnership. In connection with the Company's private offering of the Bridge Loans and Bridge Warrants in November, 1996, the Company redeemed, for an aggregate purchase price of $601,125, 845,000 shares of the Company's Common Stock and all 2,020,000 Class A Warrants from persons who were formerly stockholders of U.S. Golf Corp. and issued 20,000 shares of the Company's Common Stock to one (1) U.S. Golf Corp. stockholder as additional consideration for the surrender of his warrants. In addition, the Company obtained $234,875 in additional working capital from the proceeds of such private offering. In March 1997, the Company obtained additional Bridge Loans of $380,000 from, and issued Bridge Warrants to purchase an additional 50,000 shares of Common Stock to, accredited investors, the proceeds of which were used to redeem $76,000 of Bridge Loans and 10,000 Bridge Warrants from an investor in the November, 1996 private offering, and for working capital and preliminary expenses in connection with the Englewood Facility.

     The Company anticipates making substantial additional expenditures in connection with the opening of the Englewood Facility and the Monticello Facility. See "Use of Proceeds." These expenditures primarily relate to projected acquisition, development and opening costs, associated marketing activities and the addition of personnel. Based on the Company's experience with its existing golf center, the Company estimates that the average cost of opening a center will be approximately $1,000,000 to $3,000,000 depending on size and location; however, there can be no assurance that these costs will not exceed $3,000,000.

     The Company anticipates that it will continue to generate negative cash flows from investing activities for the acquisition and opening of new facilities which will exceed its operating cash flows until the Company has more golf centers in operation. The Company anticipates that its inability to generate operating cash flow in amounts necessary to offset its anticipated negative cash flow from investing activities will be addressed by cash flow from financing activities, including the net proceeds of this Offering and the 50% debt financing projected to be available for new centers as discussed below.

     The Commack Golf Center was financed with approximately 85% equity and 15% debt. The Company believes that the net proceeds of the Offering and the Company's operating cash flow will be sufficient to provide the Company with the financial resources to develop and open the Englewood Facility and fund its capital contribution to the Monticello Partnership within the next 12 to 18 months. The Company believes that it can finance future projects at a 50/50 debt to equity ratio; however, there can be no assurance that it will be able to do so. The Company will be required to raise additional capital to meet its goal of acquiring or opening at least 10 new facilities over the next three to five years. There can be no assurance that the Company will be able to raise such additional financing on favorable terms, if at all. See "Risk Factors -- Additional Financing Requirements."

     The loss of the Commack Golf Center, which is the Company's only golf center, would have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors -- Single Location" and "-- Lease."

     Trends. The Company plans to open additional golf centers. Management believes that over time, the Company's revenues and operating income from the Commack Golf Center and the additional centers it intends to open should increase due to customer awareness, programs marketing the golf centers to various special interest groups, expanding ties to the local business and golfing community, and the growing popularity of golf. The Company expects that, in the near term, it will continue to experience losses from pre-opening costs and initial operating expenses associated with new centers.

     The Company's interest expenses will likely increase as a result of borrowings to fund the opening and acquisition of new facilities.

     Seasonality. The Company's revenues from the Commack Golf Center for the period from April through October (the second and third quarters of the year) are expected to account for a greater portion of the Company's operating revenue than will the first and fourth quarters of the year. Similar results are expected for the other facilities the Company may acquire or open in climates similar to that of the northeastern United States. Although some portions of the Commack Golf Center are protected from inclement weather, other portions of the Commack Golf Center, such as the miniature golf course, the putting green and related recreational amenities, are outdoors and vulnerable to weather conditions. Moreover, golfers may be less inclined to practice when weather conditions limit their ability to play golf on outdoor courses. This seasonal pattern is expected to cause the Company's results of operations to vary significantly from quarter to quarter. Accordingly, period-to-period comparisons are not necessarily meaningful and should not be relied on as indicative of future results.

                                   BUSINESS


     Introduction. U.S. Golf and Entertainment Inc. (the "Company") is seeking to become a national owner/operator of upscale, high-volume, year-round golf practice and instructional centers and related recreational facilities. The Company's facilities are intended to provide attractive and affordable practice and teaching venues to a large and increasing golf population. The Company currently operates the Commack Golf and Family Recreation Center, a modern 19-acre, 120-tee facility located in central Long Island (the "Commack Golf Center"). The Commack Golf Center, which commenced operations in March, 1995, offers practice opportunities for driving and pitching, as well as an 18-hole miniature golf course, a snack bar, and a golf learning center. The Commack Golf Center offers a comfortable year-round environment for beginner and experienced golfers to practice and improve their game. The Company is developing, and expects to open in early 1998, an upscale golf driving range and teaching center on 7.5 acres in Englewood, New Jersey (the "Englewood Facility"), and is a limited partner (with a 50% ownership interest) in a newly-organized partnership (the "Monticello Partnership") that is developing an 18-hole daily fee public golf course, driving range and instructional center in Monticello, New York (the "Monticello Facility"). The Company's management believes that its business experience, marketing skills and industry relationships will provide the Company with opportunities to acquire, develop and/or open other golf practice facilities and learning centers.


     Industry Overview. Over the past decade, the popularity of golf throughout the United States and the demand for golf courses and golf driving range facilities has experienced continued growth. According to the National Golf Foundation, the number of golfers in the United States increased to approximately 25 million players in 1995, from approximately 21.2 million players in 1987, and the total number of rounds played increased by a proportionate amount. Management believes that these trends will continue for the foreseeable future as golf becomes an increasingly popular recreational activity. Industry statistics indicate that women and juniors comprised 55% of all new golfers in 1995. Management believes that its strategy of owning/operating upscale, family-oriented golf practice facilities in prime suburban locations will exploit the opportunities presented by these demographic trends.



     According to the Golf Range and Recreation Association of America (the "GRRA"), as of December 1996, there were a reported 2,052 freestanding golf driving ranges in the United States, an increase of 120 facilities over the prior year's total. Management believes the following factors account for the growth in the number of golf practice centers, and that such factors will continue to provide demand for such facilities: steady inflow of new players; a limited number of golf courses available for daily fee play; and flexible time considerations for the use of golf practice facilities.



     The Commack Golf Center. The Commack Golf Center is a modern 19-acre facility that features a double decker range with 120 hitting tees, 60 of which are heated and 20 of which are situated on natural grass. The hitting field is tree lined and covered with sodded grass, sand traps, and water hazards. Golfers can practice a full array of golf shots by aiming at any one of the five greens located at varying distances from the hitting tees.


     In April, 1996, the Commack Golf Center opened an 18-hole miniature golf course that is lighted for night play. The miniature golf course offers an attraction for children while parents use the driving range. The Company expects that other golf practice facilities that it acquires or opens in the future will also have related miniature golf facilities.


     The Commack Golf Center is open year-round, seven days a week. During the spring and summer seasons, it is open from 7:00 a.m. to midnight and during the winter and fall seasons, from 8:00 a.m. to 8:00 p.m. It is located at Exit 52 of the Long Island Expressway in Commack, New York, a central Long Island location, and is conveniently located near that highway. Commack, together with the neighboring townships of Huntington and Smithtown, has a population of more than 304,000 people with a median household income of nearly $77,000.


     The Commack Golf Center's revenues are derived from selling buckets of balls for use on the driving range, charging for rounds of miniature golf, fees for lessons, rental payments from the golf instruction concession, and a percentage of revenues from the food and beverages sold at the concession. The Commack Golf Center also generates revenue by selling club memberships. For a membership fee of $1,000 a year, members are entitled to unlimited golf balls and practice time at the range. Additionally, club members receive a videotaped golf lesson.


     The Commack Golf Center offers group lessons for players at every level, from beginners to serious club players, using the instruction techniques developed over many years by respected golf instruction professionals. The Commack Golf Center instruction area is housed in an all-weather facility that has three eleven foot high doors to allow golfers the opportunity to drive balls on to the hitting field. Lesson packages can be purchased in conjunction with prepaid buckets of range balls. The teaching center is the ideal spot for touring professionals to conduct clinics or golf schools. The Commack Golf Center also offers individual golf lessons under the supervision of Chuck Workman, a respected teaching and touring professional. In October 1996, the GRRA awarded the Commack Golf Center with "Honorable Mention" as one of the best golf ranges in the United States.


     The Company anticipates using a portion of the proceeds in connection with improving the Commack Golf Center to open a golf pro shop. The golf pro shop will be located at the Commack Golf Center and will offer its customers a full range of golf equipment and accessories.

     The Commack Golf Center is located within a high traffic commercial district that includes the Commack Multiplex, a 16-screen facility. In August of 1995, a Costco Price Club opened directly across from the Commack Golf Center.

     Planned Expansion. The Company will seek to acquire or open new centers in locations that have similar characteristics to that of the Commack Golf Center:
Upscale market demographics, high traffic commercial area and easy access. The Company expects to (1) improve the operations of acquired facilities with its professional management staff, (2) upgrade the Commack Golf Center with additional amenities, including related recreational and entertainment facilities, (3) establish professional golf training centers, and (4) enhance such facilities' advertising and marketing activities with strategically designed programs that will take advantage of the Company's access to well known golf professionals. The Company anticipates that most of the centers to be acquired or opened in the future will have between 50 and 100 hitting tees, will be lighted to permit night play and will be partially enclosed and/or heated to permit all weather play.


     The Company has entered into a lease to operate the Englewood Facility, the term of which is 25 years (with an additional 10 year renewal option) for approximately 7.5 acres. Construction of the Englewood facility, which is subject to zoning and environmental reviews, is expected to commence in the fourth quarter of 1997. The Englewood Facility is located adjacent to a popular 18-hole municipal golf course in an upscale suburban area (approximately 160,000 persons living within a 3 mile radius with a median household income of approximately $62,000). The Englewood Facility is accessible from a major highway and is less than 10 miles from Manhattan. The Company estimates total construction for the multilevel 45-50 tee facility, complete with a miniature golf course, pro shop, a golf instruction facility and a food and beverage area, will cost approximately $2 million.


     The Monticello Partnership, in which the Company has acquired a 50% limited partnership interest, is developing the Island Glen County Club, on approximately 200 acres. Access to the property is from a major road, 7 miles from the New York State Thruway. The Monticello Partnership plans an 18 hole golf course with a full service clubhouse, a 50 tee golf driving range and practice facility (including putting green and short game area), golf pro shop and golf instruction center. Construction of the Monticello Facility is expected to commence by September, 1997, with portions of the facility expected to open in mid-1998. The overall projected cost of the Monticello Facility is approximately $2 million, with the Company contributing a total of $1 million in two installments. Island Glen County Club is expected to attract local residents and area visitors with affordable memberships and daily rates. The Monticello Partnership currently intends to sell a portion of the property (approximately 20 acres) to one or more developers, who would subdivide and develop this area for residential homesites.

     The Company is actively pursuing acquisition opportunities throughout the northeast United States and, in addition to the Englewood Facility and the Monticello Facility, currently has approximately five opportunities under active review. Such opportunities are in preliminary stages of development, and consummation of any acquisition is subject to satisfaction of various conditions, including due diligence and negotiation of definitive agreements. The Company has not concluded any definitive terms with respect to any potential acquisition or expansion opportunities, except for the Englewood Facility and the Monticello Facility and an exclusive option to acquire, from its Senior Vice President at fair market value (to be determined by an independent appraiser), rights to operate a 20 tee golf practice facility and pro shop at Bethpage State Park, a well-known municipal facility which includes five golf courses, the "Black Course" of which has been selected to host the U.S. Open Golf Championship in 2002. The Company acquired the option from its Senior Vice President for nominal consideration. The term of such option is for a period commencing on October 1, 1996 and terminating on December 31, 1999 and is contingent upon any necessary approvals of the New York State Department of Parks. The Company will only consider exercising this option in the event the current lease for these facilities, which expires in 1998, is extended by the New York State Department of Parks.


     Management believes that its real estate contacts and golf industry relationships will enable it to identify acquisition, expansion and promotional opportunities that might not otherwise be available to its competitors. Management believes that these factors, together with the fragmented state of the golf center industry, should provide the Company with a large number of potential expansion or acquisition options over the next three to five years, notwithstanding that competitors also may be seeking to expand their existing operations.


     Management believes that the net proceeds of the Offering, debt financing and cash flow from operations, will be sufficient to permit the Company to acquire and open the Englewood Facility and to contribute its required capital to the Monticello Partnership over the next 12 to 18 months. Such belief is based on certain assumptions, including assumptions as to the availability and cost of suitable locations and the availability of debt financing to cover at least 50% of the cost of acquiring and opening each center. There can be no assurance that the Company can obtain such debt financing. See "Risk Factors" and "Use of Proceeds."



     Golf School. The Company owns and operates the Chuck Workman Tour Players School (the "Golf School"). The Golf School offers golf instruction to individuals of all ages and abilities at a flat rate of $99 for four (4) months of instruction. In addition, the Company plans to expand the Golf School to include multi-day and weekly golf instructional programs at the Monticello Facility.



     Marketing And Advertising. Management intends to develop marketing and advertising programs that will allow it to take advantage of its relationship with prominent teaching and touring professionals, including its Senior Vice President, Chuck Workman. The Company expects to advertise in local and community newspapers, on radio and local cable television channels, use direct mailings and have a regular series of promotions, discounts, teaching clinics, and equipment demonstrations to increase awareness of its golf centers. The Company also will seek to work with professional golf tour organizers when a major golf event (such as the Long Island Northville Open, one of the leading Senior Tour events) occurs near the Commack Golf Center or one of the other golf centers the Company intends to open in the future.


     Competition. The golf driving range business is competitive and includes competition from golf courses as well as other forms of recreation. Certain of the Company's competitors have considerably greater financial, marketing, personnel and other resources than the Company, as well as greater experience and customer recognition than the Company. In the Long Island market, the Company faces strong competition from several nearby freestanding golf driving ranges and from local public and private golf courses which offer golf practice facilities. While management believes that the location of and the amenities associated with the Commack Golf Center provide it with certain competitive advantages, there can be no assurance that the Company will be able to successfully compete with its competitors.



     Within the past five years, one company, Family Golf Centers, Inc., headquartered in Melville, New York, has become the nation's largest owner and operator of golf driving ranges and that company is pursuing an aggressive development and acquisition strategy that has increased the number of ranges (to 51) under its operation as of July 1, 1997. This company's substantial capital and track record gives it a significant competitive advantage over the Company in acquiring or developing golf practice facilities. The Company is aware of several other public and private companies that are also pursuing multi-site acquisition and development opportunities in the golf driving range and practice facility segment and that may compete directly or indirectly with the

Company. Several other large and well-financed companies are active in the management of 18-hole golf courses; however, none of these companies has focused on the driving range, golf practice and learning center segments, although there can be no assurance that they may not do so in the future.

     The Company purchases golf balls and other equipment from a number of suppliers. The Company anticipates that it will have no difficulty in obtaining golf balls from such suppliers.

     Properties. The Commack Golf Center is the only facility currently operated by the Company, and there can be no assurance that the Englewood Facility and the Monticello Facility will be opened as scheduled or at all. The Company occupies the site for the Commack Golf Center pursuant to a commercial lease with an initial term of fifteen (15) years (until April, 2010) with two
(2) five (5) year renewal terms at the option of the Company. The rent for the premises is $500,000 per year through April, 1998 with increases of approximately 2.75% per year thereafter so that in year fifteen (15), the rental is $665,000 per year. After year fifteen (15), the lease is renewable at continuing increases of approximately 2.75% or the fair market value rent at the time of the increase, whichever is greater. As additional rent, the Company will pay twenty-five (25%) percent of its gross revenue from $2,400,000 to $3,000,000 and ten (10%) percent of its gross revenue over $3,000,000.

     The Company has entered into a lease in connection with the Englewood Facility. The principal terms of the lease include an initial term of twenty-five (25) years, with a ten (10) year renewal term at the option of the Company, and annual rent for the premises at the higher of (i) $200,000 or (ii) twenty-five (25%) percent of the gross revenue of the Englewood Facility. The lease is subject to all necessary zoning and regulatory approvals.

     These leases require the Company to observe certain covenants, in addition to its obligation to make timely rent payments. These covenants include a limitation on the property's use as a golf driving range, and related recreational facilities; payment of applicable real estate taxes and assessments; timely payment for improvements to the property so as to avoid the creation of liens against the property; maintenance of adequate insurance for property damage and personal injury (including worker's compensation); and compliance with laws and ordinances. The Company is currently in full compliance with its warranties and obligations under the lease for the Commack Golf Center. If the Company fails to comply with any of these covenants, the landlord has rights against the Company, including the right to terminate the lease and evict the Company from the premises.


     Employees. As of July 15, 1997, the Company had five (5) full-time employees and seventeen (17) part-time employees. The Company anticipates that the additional golf centers it intends to open in the future will be staffed in a manner consistent with the Commack Golf Center. None of the Company's employees is represented by a collective bargaining agreement. The Company has never experienced a strike or work stoppage, and considers its relationship with its employees to be good.

     Environmental Regulation. Golf and recreational centers use and store various hazardous materials such as motor oil, gasoline, pesticides, herbicides and paint. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property is generally liable for the costs of removal or remediation of hazardous substances that are released on its property, regardless of whether the owner or operator knew of, or was responsible for, the release of such hazardous materials. The Company has not been advised of any non-compliance or violation of any environmental laws, ordinances or regulations and the Company believes that it is in substantial compliance with all such laws, ordinances and regulations applicable to its Commack Golf Center. The Company, however, has not performed any environmental studies on the Commack Golf Center and, as a result, there may be potential liabilities and/or conditions of which the Company is not aware. If any such liabilities or conditions arise with respect to the Commack Golf Center or any other facility which may be opened, acquired or operated by the Company in the future, there could be a material adverse effect on the Company.

     The Company's obligations under the lease for the Englewood Facility are subject to the Company obtaining appropriate zoning, environmental and construction permits and the development of the Monticello Facility is subject to the issuance of construction permits. While the Company does not anticipate any difficulties in obtaining these permits and approvals, unforeseen circumstances could occur to delay and increase the anticipated costs of opening these facilities.

     The Company is subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements.

     Insurance. The Company carries property and liability insurance that it believes is adequate. While the Company will make every effort to maintain insurance by industry standards, the Company could suffer a loss from a casualty or liability for an event not covered by insurance or in amounts in excess of coverage. Any such loss could have a material adverse effect on the Company.


     Legal Proceedings. An underwriter with which the Company originally negotiated a letter of intent with in 1996, A.R. Baron & Company ("Baron") together with 13 employees of Baron, were indicted in May, 1997 on counts of enterprise corruption and grand larceny in connection with allegations that Baron and its employees defrauded investors out of more than $75 million. Although the Company's securities were referenced in two (2) counts of the indictment, the Company does not believe that its securities were involved in any of these activities, and the Company is not a party to these criminal proceedings. The Company had no knowledge of Baron's activities, and redeemed the interests of all former shareholders of the Company that the Company believed were in any way associated with Baron once the Company became aware of such activities. The Company does not believe that it will be made a party to any such proceedings in the future.

                                  MANAGEMENT

Directors and Executive Officers

     The directors and executive officers of the Company, their positions held with the Company, and their ages are as follows:

     Name                        Age                       Position
     ----                       -----                      --------
Edward C. Ross    ............   53      Chairman of the Board, Chief Financial Officer
                                         and Director
Stuart M. Goldstein  .........   37      President, Chief Executive Officer and Director
Chuck Workman  ...............   60      Senior Vice President, Secretary and Director
Garry Howatt   ...............   43      Director
Michael L. Faltischek   ......   49      Director -- nominee
Robert J. Schwartz   .........   38      Director -- nominee

     The following is a brief summary of the background of each director and executive officer of the Company:

     Edward C. Ross has served as the Chairman of the Board, Chief Financial Officer and a director of the Company since May, 1996. From March, 1994 to May, 1996, Mr. Ross was the founding general partner of the Commack Golf and Family Recreation Center, L.P., the entity that developed the Commack Golf Center. Mr. Ross has been a partner in the accounting firm of Finkle, Ross & Rost since 1975. He also has been involved as a principal in various start-up companies as well as established operating businesses, ranging from manufacturing to real estate to financial consulting. Mr. Ross is a Certified Public Accountant in New York and New Jersey, and is a member of the American Institute of Certified Public Accountants. Mr. Ross is a director of Sel-Leb Marketing, Inc., a publicly traded company. In February, 1994, Mr. Ross was President of Coastal Riverview Development Corp. ("Coastal"), which served as the general partner of Coventry Shopping Plaza Associates ("Coventry"), a limited partnership and the owner and operator of a shopping center in Providence, Rhode Island. On February 1, 1994, Coventry filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, Eastern District of New York. The petition was dismissed at the debtor's request in October, 1994. Mr. Ross was also President of Coastal when it was the general partner of Conrans Plaza Associates ("Conrans"), a limited partnership which owned and operated a shopping center in East Hanover, New Jersey and which filed a petition for reorganization under Chapter 11 in the U.S. Bankruptcy Court, Eastern District of New York on July 11, 1995. Conrans emerged from these proceedings in March, 1996.

     Stuart M. Goldstein has served as President, Chief Executive Officer and director of the Company since September 1996. From June 1992 through September 1996, Mr. Goldstein was Vice President of Wharton Management Group, Inc., a registered investment advisor specializing in the management of a diversified core of investment portfolios valued in excess of $500 million. From August 1989 through May 1992, Mr. Goldstein was a principal with Constable Partners L.P., where he was active in the management of the company's interests in mergers and acquisitions, spin-offs and special situations. Since 1991, Mr. Goldstein has been a member of the Metropolitan Golf Association, a governing body overseeing approximately 300 golf facilities and clubs in the New York tri-state area, where he serves as a member of the Public Golf and Junior Committees. Mr. Goldstein received a B.S. in finance from Syracuse University.

     Chuck Workman has served as the Senior Vice President and a director of the Company since May, 1996. Since 1980, Mr. Workman has been the Director of Golf for the five golf courses located at Bethpage State Park, Bethpage, New York. As the Director of Golf at this facility, Mr. Workman operates the golf driving range, owns and manages the Chuck Workman Pro Shop and supervises golf instruction offered by more than five teaching professionals. Mr. Workman also organizes various golf tournaments at Bethpage State Park. Since 1985, Mr. Workman has played in approximately 100 PGA Senior Tour Golf Tournaments.

     Garry Howatt has been a director of the Company since May, 1996. Since 1985, Mr. Howatt has been the Managing Partner and President of Mt. Freedom Golf (in New Jersey), which operates an upscale driving range, miniature golf course, batting range and golf pro shop. From 1972 through 1984, Mr. Howatt was a professional hockey player with the New York Islanders (1972-1981), the Hartford Whalers (1981-1982) and the New Jersey Devils (1982-1984).

     Michael L. Faltischek is a senior partner at the firm of Ruskin, Moscou, Evans & Faltischek, P.C., a general practice law firm located in Mineola, New York, where he has served as managing partner since 1976. Since September, 1995, Mr. Faltischek has served as a trustee on the Board of the Long Island Power Authority. Mr. Faltischek was admitted to practice law in the State of New York in 1974, having received his Juris Doctor degree, cum laude, from Brooklyn Law School in 1973. Mr. Faltischek will be elected to the Company's Board of Directors after the closing of the Offering.

     Robert J. Schwartz has been a Vice President, Director of Marketing for Golf Magazine Properties, a division of Times Mirror Magazines since August, 1993. From May 1984, through August 1993, Mr. Schwartz was a Senior Vice President at NW Ayer, Inc., a major advertising agency, where he was a management supervisor for Maxfli Golf. Mr. Schwartz received an MBA in marketing from New York University and a B.S. in advertising from the Newhouse School at Syracuse University. Mr. Schwartz will be elected to the Company's Board of Directors after the closing of the Offering.

     Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office. Officers are elected by, and serve at the pleasure of, the Board of Directors. The loss of services of Edward Ross, Stuart Goldstein or Chuck Workman could have a material adverse effect on the Company. See "Risk Factors -- Dependence on Key Employees." The Board of Directors intends to establish Audit and Compensation Committees following the completion of the Offering. Michael L. Faltischek will be appointed as Chairman of both such committees.

     The Company's employee directors do not receive any additional compensation for their services as directors. Non-employee directors do not receive a cash compensation for serving as such, but are reimbursed for expenses. Pursuant to the Company's 1996 Non-Employee Director Stock Option Plan, each non-employee director will receive options to purchase 5,000 shares of Common Stock upon initial election to the Board of Directors and will receive 5,000 additional options upon each annual re-election.


     The Representative has a five-year right, effective upon the closing of the Offering, to designate two (2) nominees to the Company's Board of Directors. As of the date of this Prospectus, the Representative has not yet determined who it will nominate.


     Employment Agreements. The Company has entered into a five (5) year employment agreement with Stuart M. Goldstein commencing on September 16, 1996. Mr. Goldstein shall serve as President and Chief Executive Officer and will devote his full-time services to the Company. The Agreement provides for annual compensation of $125,000 through the period ending December 31, 1997, $150,000 for the year ending December 31, 1998 and $200,000 per year for the remainder of the term, as well as options to purchase 500,000 shares of Common Stock. In addition, Messrs. Edward Ross and Chuck Workman have entered into five (5) year employment agreements with the Company. In accordance with their respective contracts, each of Messrs. Ross and Workman is entitled to annual compensation of $30,000 and $25,000, respectively, as well as options to purchase 100,000 and 50,000 shares of Common Stock, respectively, each at exercise prices per share of $5.00. Each of Messrs. Ross and Workman shall devote their respective time to the business of the Company on an as-needed basis. Each of Messrs. Goldstein and Ross is subject to a covenant not to compete with the Company which prohibits each of them from competing with the Company in the United States during the terms of their respective employment agreements and for a period of two (2) years thereafter.

     Stock Option Plans. The Company maintains two stock option plans, as amended, pursuant to which an aggregate of 1,000,000 shares of Common Stock may be granted.

       1996 Stock Option Plan. The 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors and the stockholders of the Company in May, 1996. Under the 1996 Plan, as amended, 900,000 shares of Common Stock have been reserved for issuance upon exercise of options designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code (the "Code"), or (ii) non-qualified options. ISOs may be granted under the 1996 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The purpose of the 1996 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and to give them a greater personal interest in the success of the Company. The 1996 Plan is administered by the Board of Directors or by a stock option committee selected by the Board. The Board or such committee, within the limitations of the 1996 Plan, shall determine the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights by the Company are to be imposed on shares subject to options. ISOs granted under the 1996 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). Non-qualified options granted under the 1996 Plan may not be granted at a price less than 85% of the fair market value of the Common Stock on the date of grant (or the fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any person are exercisable for the first time by such person during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. The 1996 Plan will terminate in December, 2006. The term of each option granted under the 1996 Plan will expire not more than ten years from the date of grant (or five years from the date of grant in the case of persons holding 10% or more of the voting stock of the Company). Options granted under the 1996 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. As of the date hereof, 500,000 options have been granted under the 1996 Plan to Stuart Goldstein, the President and Chief Executive Officer of the Company; 120,000 of such options are designated as ISOs as defined in the Code (20,000 of which vested on December 31, 1996 and the balance of which will vest ratably per quarter for 20 quarters commencing on March 31, 1997). The remaining 380,000 options are Non-Qualified Options as defined in the Code, 30,000 of which vested on December 31, 1996 and the remainder of which will vest ratably per quarter for 20 quarters commencing on March 31, 1997. Mr. Goldstein has the right to require the Company, at its expense, to register the shares issuable upon exercise of the options after thirty- six (36) months from the Effective Date. In addition, 100,000 options have been granted under the 1996 Plan to Edward Ross, the Chairman of the Company and 50,000 to Chuck Workman, the Company's Senior Vice President, all of which are ISOs. Messrs. Ross and Workman's options will vest ratably per quarter over a period of five (5) years commencing December 31, 1996. All the aforementioned options granted are exercisable at a price of $5.00 per share and expire ten years from the date of grant.

       1996 Non-Employee Director Stock Option Plan. The 1996 Non-Employee Director Stock Option Plan (the "Directors Plan") was adopted and approved by the Board of Directors and the stockholders of the Company in May, 1996. Options to purchase an aggregate of 100,000 shares of Common Stock may be issued pursuant to the Directors Plan. Pursuant to the terms of the Directors Plan, each independent unaffiliated director automatically shall be granted, subject to availability, without any further action by the Board of Directors:
(i) a non-qualified option to purchase 5,000 shares of Common Stock upon election to the Board of Directors; and (ii) a non-qualified option to purchase 5,000 shares of Common Stock on the date of each successive annual meeting of stockholders following election to the Board of Directors at which such directors are re-elected to the Board. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Each option expires five years from the date of grant and vests in two annual installments of 50% each on the first and second anniversary of the date of grant. Options granted under the Directors Plan generally are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In the event an optionee ceases to be a member of the Board of Directors (other than by reason of death or disability), then the vested portion of the option may be exercised for a period of 180 days from the date the optionee ceased to be a member of the Board of Directors. In the event of death or permanent disability of an optionee, all options accelerate and become immediately exercisable until the scheduled expiration date of the option. As of the date hereof, options to acquire 5,000 shares of Common Stock have been granted to Mr. Garry Howatt under the Directors Plan.

     Limitation of Liability and Indemnification Matters. The Company's Certificate of Incorporation: (i) eliminates the liability of the directors of the Company for monetary damages to the fullest extent permitted by Delaware law; and (ii) authorizes the Company to indemnify its officers and directors to the fullest extent permitted by Delaware law. The By-Laws of the Company provide broad indemnification for officers and directors against expenses (including legal fees, judgments and Company-approved settlements) incurred in connection with any civil or criminal action which arises from the performance of duties for the Company.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Key Man Insurance. The Company is the sole beneficiary of a $1,000,000 term life insurance policy covering Stuart M. Goldstein.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date hereof, the ownership of the Common Stock by (i) each person who is known by the Company to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, nominees for directors, and executive officers, and
(iii) all directors, nominees for directors, and executive officers of the Company as a group. Except as otherwise indicated, the stockholders listed in the table have the sole voting and investment power with respect to the shares indicated.

                                                             Percentage      Percentage
      Name and Address of             Number of Shares         Before          After
        Beneficial Owner              Beneficially Owned     Offering(1)     Offering(1)
-----------------------------------   --------------------   -------------   ------------
Edward C. Ross(2)                            84,350               6.59%          3.54%
 c/o the Company
 4 Henry Street
 Commack, NY 11725

Stuart M. Goldstein(3)                       95,000               6.99%          3.86%
 c/o the Company
 4 Henry Street
 Commack, N.Y. 11725

Chuck Workman(4)                             66,302               5.21%          2.79%
 c/o the Company
 4 Henry Street
 Commack, NY 11725

Garry Howatt(5)                              53,749               4.23%          2.27%
 c/o the Company
 4 Henry Street
 Commack, NY 11725

Robert Schwartz                               -- --              -- --          -- --
 c/o the Company
 4 Henry Street
 Commack, NY 11725

Michael L. Faltischek                         -- --              -- --          -- --
 c/o Ruskin, Moscou, Evans
 & Faltischek, P.C.
 170 Old Country Road
 Mineola, NY 11501

All directors, nominees for                 299,401              21.58%         12.04%
 directors, and executive
 officers of the Company as a
 group (6 persons) (1)(2)(3)(4)(5)

(1) Does not include shares issued pursuant to the exercise of the Over-Allotment Option.

(2) Includes 15,000 shares of Common Stock issuable upon the exercise of options within 60 days of the date of this Prospectus.

(3) Includes 95,000 shares of Common Stock issuable upon the exercise of options within 60 days of the date of this Prospectus.

(4) Includes 7,500 shares of Common Stock issuable upon the exercise of options within 60 days of the date of this Prospectus.

(5) Includes 5,000 shares of Common Stock issuable upon the exercise of options within 60 days of the date of this Prospectus.

                             CERTAIN TRANSACTIONS

     The Commack Partnership was organized in 1994 to construct, develop and operate the Commack Golf Center. The Commack Partnership's limited partners provided the Commack Partnership with capital of $2,190,000 through a private placement of limited partnership interests that was exempt from the registration requirements of the Act pursuant to Regulation D thereunder. The general partners contributed $10,000 of capital to the Commack Partnership.

     In the latter part of 1995 and the first quarter of 1996, the Commack Partnership borrowed a total of $404,475 from the limited partners and two general partners in connection with the development of the Commack Golf Center. The indebtedness from the limited partners will be repaid from the proceeds of the Offering. The indebtedness to the general partners ($314,500) is non-interest bearing and due on demand.

     In November, 1995, United Acquisition I Corp., was incorporated and received equity investments from its founding stockholders in the amount of $54,500. This company had no affiliation with the Commack Partnership at the time of its formation. In April, 1996, this company (whose name was changed to U.S. Golf and Entertainment Corp., herein referred to as "U.S. Golf Corp.") loaned $41,200 to the Commack Partnership in anticipation of the purchase (the "Purchase") of the partnership interests of the Commack Partnership for its stock. In May, 1996, U.S. Golf Corp. raised an additional $500,000 from the sale of common stock and warrants (which was a precondition to the Purchase) of which approximately $450,000 was loaned to the Commack Partnership in anticipation of the Purchase. The Purchase was effected through the organization of the Company (May, 1996) as the corporate entity which would (i) exchange, on a tax-free basis, the partnership interests in the Commack Partnership for 1,045,000 shares of Common Stock in the Company; and (ii) exchange, on a tax-free basis, the stock and warrants of U.S. Golf Corp (i.e., 1,045,000 shares and 2,020,000 warrants) for an identical amount of Common Stock and warrants in the Company. These exchanges were consummated on June 3, 1996. Subsequent to the Purchase, the terms of the warrants were modified to reflect the exercise price of the Class A Warrants offered by the Company in exchange for their registration in the Registration Statement.

     In November, 1996 the Company (A) redeemed, for an aggregate purchase price of $601,125, 845,000 shares of the Company's Common Stock and all 2,020,000 Class A Warrants from persons who were formerly stockholders of U.S. Golf Corp. and issued 20,000 shares of the Company's Common Stock to one (1) U.S. Golf Corp. stockholder as additional consideration for the surrender of his warrants, (B) obtained Bridge Loans of $836,000 from accredited investors (the proceeds of which were used in part for the aforesaid redemption) and (C) issued Bridge Warrants to purchase a total of 110,000 shares of the Company's Common Stock, at $0.10 per share, to the aforesaid accredited investors. The aggregate purchase price of $601,125 described in (A) above was allocated as follows: 325,000 shares of the Company's Common Stock plus 975,000 warrants were redeemed for $1.00 per unit, 520,000 shares of Common Stock plus 520,000 warrants were redeemed for $0.53 per unit ($275,600) and the remaining 525,000 warrants were redeemed for a total of $525. The business principle underlying these redemption prices was the agreement between the Company and the securityholders that such amounts provided each securityholder with a full return of his invested amount, and, in the case of certain securityholders who had provided investment capital at an earlier date, a return on their investment that reflected the risk associated with the investment at the time it was made.

     In March, 1997, the Company obtained additional Bridge Loans of $380,000 from, and issued Bridge Warrants to purchase an additional 50,000 shares of Common Stock to, accredited investors, the proceeds of which were used to redeem $76,000 of Bridge Loans and 10,000 Bridge Warrants from an investor in the November, 1996 private offering, and for working capital and preliminary expenses in connection with the Englewood Facility.

     In March, 1997, the Company entered into a Limited Partnership Agreement of the Island Glen County Club, L.P., with the Island Glen County Club, Inc., as general partner, and the Company and International Business Advisory Group Inc., as limited partners, for the operation of the Monticello Facility. The Company will contribute $25,000 to the Monticello Partnership and has agreed to commit $475,000 within five (5) days after completion of the Offering. The terms of the Limited Partnership Agreement include profit and loss sharing in accordance with respective percentage ownership interests, limited liability for limited partners not to exceed their respective capital interests, and limitation on transfer of ownership interests.

     The Company believes that all of the foregoing transactions and arrangements were fair and reasonable to the Company and were on terms no less favorable than could have been obtained from unaffiliated third parties. There can be no assurance, however, that future transactions or arrangements between the Company and affiliates will continue to be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that if conflicts do arise, they will be resolved in a manner favorable to the Company. Any such future transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated parties and, where deemed appropriate by the Board of Directors, will be approved by a majority of the independent and disinterested members of the Board of Directors, outside the presence of any interested directors and, to the extent deemed appropriate by the Board of Directors, the Company will obtain shareholder approval of fairness opinions in connection with any such transaction.

                           DESCRIPTION OF SECURITIES

     The following summary descriptions are qualified in their entirety by reference to the Company's Certificate of Incorporation, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Common Stock. The Company is authorized to issue 20,000,000 shares of common stock, par value $.001 per share (the "Common Stock"). As of the date of this Prospectus, 1,265,000 shares of Common Stock were issued and outstanding and held of record by 56 stockholders. Each stockholder is entitled to one vote per share of Common Stock owned by such stockholder on all matters submitted to a vote of the stockholders.

     The Common Stock is not entitled to preemptive rights and is not subject to redemption. Subject to the dividend rights of holders of any then outstanding preferred stock, holders of Common Stock are entitled to receive dividends at such times and in such amounts as the Board of Directors, from time to time, may determine. Subject to the liquidation preference of any then outstanding preferred stock, holders of Common Stock are entitled to receive, on a pro rata basis, all remaining assets of the Company available for distribution to the holders of Common Stock in the event of the liquidation, dissolution or winding up of the Company.

     All outstanding shares of Common Stock are, and the shares of the Common Stock issued pursuant to the Offering will be, validly issued, fully paid and non-assessable.

     Preferred Stock. The Board of Directors has the authority to cause the Company to issue, without any further vote or action by the stockholders, up to 1,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely effect the voting power of the holders of Common Stock, including the loss of voting control. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors -- Potential Adverse Effect of Issuance of any Authorized Preferred Stock."

     Warrants. The Warrants sold in this Offering will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Representatives and American Stock Transfer and Trust Company (the "Warrant Agent"), and will be evidenced by warrant certificates in registered form. The following summary is qualified in its entirety by the text of the Warrant Agreement.

     Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $7.20, subject to adjustment, at any time from the date of this Prospectus until the close of business on the fifth anniversary date of this Prospectus, unless previously redeemed. The Warrants comprising part of the Units will not be transferable separately from the Units until six (6) months from the Effective Date unless separated earlier at the sole discretion of the Representatives.

     The Warrants are subject to redemption by the Company, beginning twelve months after the Effective Date, at $0.05 per Warrant, upon 30 day's prior written notice if either (i) the last sale price (or highest closing bid price) of the Common Stock as reported by NASDAQ (or on such exchange on which the Common Stock is then traded), exceeds $12.25 per share for 20 consecutive trading days ending within 15 days prior to the date of notice of redemption, or (ii) the Company shall have obtained written consent of the Underwriter to call the Warrants for redemption.

     The exercise price of the Warrants and the number of shares of Common Stock or other securities issuable upon the exercise thereof are subject to adjustment in certain circumstances, including, but not limited to, any stock dividend on the Common Stock, any subdivision, combination or reclassification of the Common Stock, any distribution to all stockholders of rights, warrants or options to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock), or any distribution to all stockholders of assets or evidence of indebtedness of the Company. An adjustment also would be made upon a merger or consolidation where the Company is not the surviving entity, or the sale of all or substantially all of the assets of the Company, so as to enable warrantholders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Warrant.

     The exercise price of the Warrants bears no relation to any objective criteria of value and should not be regarded as an indication of the future market price of the Securities offered hereby.

     The Warrants do not confer upon the holder any voting or any rights of a stockholder of the Company. Upon written notice to the warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

     Bridge Warrants. In connection with the Company's private offerings consummated in November 1996 and March 1997, the Company issued an aggregate of 150,000 Bridge Warrants, each such warrant entitling the holder thereof to purchase one (1) share of Common Stock at an exercise price of $0.10 per share, subject to adjustment. The Bridge Warrants are exercisable commencing one (1) year from the Effective Date until October 23, 2001.

     Delaware Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the Company approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include, among other things:
(i) any merger or consolidation involving the Company and the interested stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the Company involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the Company of any stock of the Company to the interested stockholder; (iv) any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person.

     Transfer Agent and Warrant Agent. American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005, has been appointed as the transfer agent for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the Securities. No prediction can be made of the effect, if any, that future market sales of the Securities, or the availability of such Securities, will have on the prevailing market price of the Securities following the Offering. Nevertheless, sales of substantial amounts of such Securities in the open market following the Offering could adversely affect the prevailing market price of the Securities.

     The Company will have issued and outstanding following the completion of the Offering 1,100,000 Units. The Securities sold in the Offering and, commencing twelve months after the date of this Prospectus, up to 1,100,000 shares of Common Stock issuable upon execise of the Warrants, subject to any applicable state law registrations and secondary trading, will be freely tradeable without restriction under the Securities Act, except that any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act) will be subject to the resale limitations of Rule 144.

     The remaining 1,265,000 shares of Common Stock outstanding upon completion of the Offering, as well as 150,000 shares of Common Stock issuable pursuant to the exercise of the Bridge Warrants will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act (the "Restricted Securities"). As described below, Rule 144 permits resales of restricted securities subject to certain restrictions. As of the date of this Prospectus, 1,245,000 of such 1,265,000 shares will be eligible for sale under Rule 144 and the remaining 20,000 shares will be eligible for sale under Rule 144 on November 1, 1997, subject to the "lock-up" agreements with the Representatives described below.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company, as that term is defined under Rule 144, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with the Securities and Exchange Commission with respect to such sale. Sales under Rule 144 also are subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate of the Company any time during the 90-day period preceding such sale and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume or other requirements pursuant to Rule 144(k).

     Any employee, officer, or director of, or consultant to, the Company, who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Act, which permits non-affiliates to sell their Rule 701 shares of Common Stock without having to comply with the public information, holding period, volume limitations, or notice provisions of Rule 144, and which permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the Company becomes subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Following the Offering, 1,265,000 shares of Common Stock currently outstanding as well as 150,000 common shares issuable pursuant to the exercise of the Bridge Warrants will be "restricted securities" as that term is defined in Rule 144 promulgated under the Act (the "Restricted Securities"). All of such shares of Common Stock will be eligible for sale in the public market pursuant to the provisions of Rule 144 or Rule 701 under the Act at various times after the Effective Date, subject to the "lock-up" agreements with the Representative described below.

     The Company has adopted the 1996 Stock Option Plan, as amended, pursuant to which it has issued options to purchase 500,000, 100,000 and 50,000 shares of Common Stock to each of Messrs. Stuart Goldstein, Edward Ross and Chuck Workman, respectively.

     The Company has adopted the 1996 Non-Employee Director Stock Option Plan pursuant to which it has issued options to purchase 5,000 shares of Common Stock to Mr. Garry Howatt and may issue options to purchase up to an additional 95,000 shares of Common Stock.

     Holders of all outstanding securities of the Company have agreed that they will not, without the Representatives' written consent, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company for a period of 13 months except that (i) holders of 125,000 shares of Common Stock have agreed to such restrictions for a period of 3 months, (ii) holders of 35,000 shares of Common Stock have agreed to such restrictions for a period of 4 months, (iii) holders of 35,000 shares of Common Stock have agreed to such restrictions for a period of 6 months, respectively, from the Effective Date, and (iv) holders of 38,000 shares of Common Stock have not agreed to any such restrictions. At the request of NASDAQ, the Representatives have agreed not to release the Bridge Warrants or the shares of common stock issuable upon exercise thereof from the lock-up sooner than one
(1) year from the Effective Date.

     Following the expiration of the lock-up period (or prior thereto if the Representative should so agree) and/or restrictive periods described above, a substantial sale of securities pursuant to Rule 144 or otherwise could occur and might have an adverse effect on the market price of the Company's securities.

                                 UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Westport Resources Investment Services, Inc. and National Securities Corporation are acting as representatives (in such capacity, the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of Units set forth opposite their names:

   Underwriter                                          Number of Shares
   ------------                                        -----------------
   Westport Resources Investment Services, Inc. .....
   National Securities Corporation ..................

   Total   ..........................................     1,100,000
                                                          ==========

     The Underwriters are committed to purchase all of the Units offered hereby, if any of such Units are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the Units to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such prices less concessions not in excess of $   per Unit. Such
dealers may re-allow a concession not in excess of $   per Unit to certain
other dealers. After the commencement of the Offering, the public offering price concession and reallowance may be changed by the Representative.

     In connection with the Offering, the Company has agreed to sell to the Representatives, for nominal consideration, warrants to purchase from the Company up to 110,000 Units (the "Representative Warrants"). The Representative Warrants are initially exercisable at a price of $7.80 per Unit for a period of four years commencing at the beginning of the second year after their issuance and sale. The Representative Warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this Prospectus, except to officers and directors of the Representative, Underwriters, or members of the selling group. The Representative Warrants provide for adjustments in the number of shares of Common Stock and Warrants and in the exercise price of the Representative Warrants as a result of certain events, including subdivisions and combinations of the securities. The Representative Warrants grant to the holders thereof certain rights of registration for the Common Stock and Warrants issuable upon exercise of the Representative Warrants.

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Units. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which, such person may bid for or purchase Units for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Units in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Units in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option referred to above. In addition, the Representatives, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby they may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Units that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may stabilize or maintain the price of the Units at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The initial public offering price of the Units has been determined by negotiation between the Company and the Representatives and is not necessarily related to the Company's assets, book value, results of operations, or other established criteria of value, and should not be regarded as an indication of the future market price of the Units. Factors considered in determining the offering price of the Units consisted of the present state of the Company's development, the future prospects of the Company, an assessment of management, the general condition of the securities markets, the demand for similar securities of companies comparable in development or markets, and prevailing economic condition.

     The Company has granted to the Representatives an option exercisable for 45 days from the date of this Prospectus, to purchase up to 165,000 Units at the initial public offering price per Unit offered hereby, less underwriting discounts and commissions, if any (the "Over-Allotment Option"). The Representatives may exercise this option, in whole or in part, from time to time, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Units. To the extent the Over-Allotment Option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of Units proportionate to its initial commitment.

     The Company has agreed to pay to the Representatives a non-accountable expense allowance equal to 2.5% of the gross proceeds of the Offering. The Company has treated this payment as a deferred offering cost. The Company has also agreed to pay all of the costs of qualifying the Unit under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with the Offering.

     Holders of all outstanding securities of the Company have agreed that they will not, without the Representatives' written consent, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company for a period of 13 months except that (i) holders of 125,000 shares of Common Stock have agreed to such restrictions for a period of 3 months, (ii) holders of 35,000 shares of Common Stock have agreed to such restrictions for a period of 4 months, (iii) holders of 35,000 shares of Common Stock have agreed to such restrictions for a period of 6 months, respectively, from the Effective Date, and (iv) holders of 38,000 shares of Common Stock have not agreed to any such restrictions. At the request of NASDAQ, the Representatives have agreed not to release the Bridge Warrants or the shares of common stock issuable upon exercise thereof from the lock-up sooner than one
(1) year from the Effective Date.

     The Company has agreed that, for a period of five (5) years after the date of this Prospectus, the Company shall use its best efforts to cause two (2) individuals designated by the Representatives to be elected as members of the Board of Directors of the Company. Such persons may be directors, officers, employees or affiliates of the Representatives. In the event that the Representatives elect not to designate such persons to serve on the Board of Directors of the Company, the Representatives shall have the right to designate two (2) persons to attend meetings of the Board of Directors of the Company. Such persons shall be entitled to attend all such meetings and to receive all notices and other correspondence and communications sent by the Company to members of its Board of Directors. The Company has agreed to reimburse the designees of the Representatives for such designees' out-of-pocket expenses incurred in connection with such designees' attendance of meetings of the Company's Board of Directors.

     Prior to the Offering, there has been no public trading market for the Units. Consequently, the initial public offering price of the Units has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining the offering price were the Company's financial condition, prospects and management. There can be no assurance however, that the price at which the Units will sell in any public market after the Offering will not be lower than the offering price. Neither the Representatives nor any of the participants of the underwriting group have a material relationship with the promoters, officers and/or directors of the Company.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Act.

     The foregoing includes a brief summary of the Underwriting Agreement, a copy of which has been filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

                  INDEMNIFICATION AND ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended and supplemented, indemnify its offi- cers and directors, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in which official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified.

     Certain provisions of the Company's Certificate of Incorporation and By-Laws could have an anti-takeover effect, in that they could discourage acquisition bids for the Company or could make such an acquisition more difficult to accomplish. The provisions of the Certificate of Incorporation which could have such an effect, in addition to the provisions which authorize the Company to issue shares of preferred stock and additional shares of Common Stock, include the prohibition of taking of stockholder action by written consent without a meeting and provisions restricting to the Board of Directors the right to fill newly created directorships and preventing removal of directors without cause. The provisions of the By-Laws which may have such effect include advance notice requirements for stockholders' proposals and director nominations and, under certain circumstances, voting requirements with respect to amendment of the By-Laws.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISION, OR OTHERWISE, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Ruskin, Moscou, Evans & Faltischek, P.C., Mineola, New York. Michael L. Faltischek, a partner of such law firm, will become a director of the Company following the completion of the Offering. Certain legal matters will be passed upon for the Underwriters by Camhy Karlinsky & Stein LLP, New York, New York.
                                    EXPERTS

     The financial statements included in this Prospectus and Registration Statement for the years ended December 31, 1995 and December 31, 1996 with respect to the Company, have been audited by Farber, Blicht & Eyerman, L.L.P., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, the Registration Statement on Form SB-2 under the Act for the Units offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the Exhibits thereto, which may be inspected, without charge, at the Securities and Exchange Commission, or copies of which may be obtained from the Securities and Exchange Commission in Washington, D.C., and at the Northeast Regional Office at Seven World Trade Center, New York, New York 10048, upon payment of the requisite SEC fees. Statements contained in this Prospectus as to the content of any contract or other document referenced are qualified by reference to the copy of such contract or other document filed as an Exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as management may determine to be appropriate and as may be required by law.

                       U.S. GOLF AND ENTERTAINMENT INC.

                              FINANCIAL STATEMENTS
                             AND AUDITORS' REPORT

                               FOR THE YEARS ENDED
                          DECEMBER 31, 1995 AND 1996

                       U.S. GOLF AND ENTERTAINMENT INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                             Page Number
                                                                                             ------------
Report of Independent Auditors   .........................................................       F-3
Balance Sheets at December 31, 1996 and March 31, 1997 (unaudited)   .....................    F-4 - F-5
Statements of Operations for the years ended December 31, 1995 and 1996 and the three
 months ended March 31, 1996 and 1997 (unaudited)  .......................................       F-6
Statements of Shareholders' Equity for the years ended December 31, 1995 and 1996 and the
 three months ended March 31, 1997 (unaudited)  ..........................................       F-7
Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the three
 months ended March 31, 1996 and 1997 (unaudited)  .......................................    F-8 - F-9
Notes to Financial Statements    .........................................................   F-10 - F-16

FARBER, BLICHT & EYERMAN, LLP
--------------------------------------------------------------------------------
Certified Public Accountants     255 Executive Drive, Suite 215        Telephone: (516)576-7040
                                 Plainview, NY 11803-1715              Facsimile: (516) 576-1232

To the Board of Directors
U.S. Golf and Entertainment Inc.
Commack, New York

     We have audited the accompanying balance sheet of U.S. Golf and Entertainment Inc. as of December 31, 1996, and the related statements of operations, shareholders' equity and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Golf and Entertainment Inc. at December 31, 1996 and the results of its operations and its cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.


Plainview, New York
March 14, 1997 (except for Notes 5 and 14, the latest of which is dated July 28, 1997)

                       U.S. GOLF AND ENTERTAINMENT INC.
                                BALANCE SHEETS
                                ASSETS (Note 5)

                                                                       December 31,     March 31,
                                                                      --------------   ------------
                                                                         1996             1997
                                                                      --------------   ------------
                                                                                       (Unaudited)
Current assets:
  Cash and cash equivalents (Notes 1(b))   ........................     $  149,965     $  118,998
  Due from shareholder (Note 2)   .................................          8,588          8,588
  Prepaid expenses    .............................................         27,239         42,022
                                                                        -----------    -----------
     Total current assets   .......................................        185,792        169,608
                                                                        -----------    -----------
Property and equipment, at cost, less accumulated depreciation and
 amortization (Note 3)   ..........................................      2,603,348      2,552,472
                                                                        -----------    -----------
Other assets:
  Deferred costs, net of accumulated amortization of $16,814;
    $19,280 at March 31, 1997 (Note 4)  ...........................        131,183        128,717
  Deferred public offering costs (Note 4)  ........................        173,837        173,837
  Deposits   ......................................................          2,000          2,000
                                                                        -----------    -----------
                                                                           307,020        304,554
                                                                        -----------    -----------
                                                                        $3,096,160     $3,026,634
                                                                        ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                       U.S. GOLF AND ENTERTAINMENT INC.
                                BALANCE SHEETS
                     LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                            December 31,       March 31,
                                                                           --------------   ---------------
                                                                               1996              1997
                                                                           --------------   ---------------
                                                                                              (Unaudited)
Current liabilities:
  Notes payable -- banks (Note 5)   ....................................    $   225,000      $   205,000
  Notes payable -- other, net of discounts of $566,000;
    $582,000 at March 31, 1997 (Note 12)  ..............................        270,000          558,000
  Accounts payable   ...................................................        178,117          141,688
  Due to shareholders (Note 6)   .......................................        404,475          386,475
  Unearned income (Note 1(e))    .......................................          8,449           15,003
  Loan payable (Note 7)    .............................................         12,500           12,500
  Accrued expenses and other current liabilities (Note 8)   ............        199,992          118,272
                                                                            -----------      -----------
     Total current liabilities   .......................................      1,298,533        1,436,938
                                                                            -----------      -----------
Deferred rent costs (Note 9)  ..........................................        246,838          262,317
                                                                            -----------      -----------
Commitments and contingencies (Note 9)

Shareholders' equity (Notes 1 and 11 through 14):
  Preferred stock -- par value $.001 per share: Authorized --
    1,000,000 shares; issued and outstanding -- none
  Common stock -- par value $.001 per share: Authorized --
    20,000,000 shares; issued and outstanding -- 1,265,000 shares    ...          1,265            1,265
  Additional paid-in-capital  ..........................................      2,910,110        3,198,110
  Deficit   ............................................................     (1,360,586)      (1,871,996)
                                                                            -----------      -----------
                                                                              1,550,789        1,327,379
                                                                            -----------      -----------
                                                                            $ 3,096,160      $ 3,026,634
                                                                            ===========      ===========

    The accompanying notes are an integral part of the financial statements.

                       U.S. GOLF AND ENTERTAINMENT INC.
                           STATEMENTS OF OPERATIONS

                                            For the          For the          For the         For the
                                              year             year         three months    three months
                                             ended            ended            ended           ended
                                          December 31,     December 31,      March 31,        March 31,
                                         --------------   --------------   --------------   -------------
                                            1995             1996             1996             1997
                                         --------------   --------------   --------------   -------------
                                                                           (Unaudited)      (Unaudited)
Revenues   ...........................    $   719,374      $   818,211      $   123,112     $   125,087
                                          -----------      -----------      -----------     -----------
Operating expenses  ..................      1,021,666        1,275,666          274,910         287,467
Selling, general and administrative
 expenses  ...........................         87,555          173,150            6,855          37,282
                                          -----------      -----------      -----------     -----------
                                            1,109,221        1,448,816          281,765         324,749
                                          -----------      -----------      -----------     -----------
Operating loss   .....................       (389,847)        (630,605)        (158,653)       (199,662)
Other expenses:
Amortization of discounts
 attributable to warrants issued
 (Note 12)    ........................             --         (226,000)              --        (272,000)
 Interest  ...........................        (33,572)         (80,562)          (8,397)        (39,748)
                                          -----------      -----------      -----------     -----------
Net loss   ...........................    $  (423,419)     $  (937,167)     $  (167,050)    $  (511,410)
                                          ===========      ===========      ===========     ===========
Net loss per share  ..................    $      (.33)     $      (.74)     $      (.13)    $      (.40)
                                          ===========      ===========      ===========     ===========
Number of shares used in
 computing net loss per share   ......      1,265,000        1,265,000        1,265,000       1,265,000
                                          ===========      ===========      ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                       U.S. GOLF AND ENTERTAINMENT INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 and
               THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

                                            Common Shares
                                       ------------------------
                                        Number of                  Additional
                                         Shares                     Paid-In
                                         Issued        Amount       Capital           Deficit           Total
                                       ------------   ---------   -------------   ----------------   ------------
Balance January 1, 1995    .........    1,045,000    $ 1,045     $ 2,174,955      $         --      $ 2,176,000
Net loss for the year ended
 December 31, 1995   ...............           --         --              --           (423,419)       (423,419)
                                        ---------     -------     -----------      ------------      -----------
Balance, December 31, 1995    ......    1,045,000      1,045       2,174,955           (423,419)      1,752,581
Proceeds from the issuance of
 common shares (net of related
 expenses of $10,000)   ............    1,045,000      1,045         543,455                 --         544,500
Redemption of common shares and
 warrants   ........................     (845,000)      (845)       (470,280)                --        (471,125)
Common shares issued in
 connection with redemption of
 warrants   ........................       20,000         20        (130,020)                --        (130,000)
Value attributed to warrants issued
 in connection with redemption of
 common shares and warrants   ......           --         --         792,000                 --         792,000
Net loss for the year ended
 December 31, 1996   ...............           --         --              --           (937,167)       (937,167)
                                        ---------     -------     -----------      ------------      -----------
Balance, December 31, 1996    ......    1,265,000      1,265       2,910,110         (1,360,586)      1,550,789
Value attributed to warrants issued
 in connection with redemption of
 common shares and warrants   ......           --         --         288,000                 --         288,000
Net loss for the three months ended
 March 31, 1997 (unaudited)   ......           --         --              --           (511,410)       (511,410)
                                        ---------     -------     -----------      ------------      -----------
Balance, March 31, 1997
 (unaudited)   .....................    1,265,000     $1,265      $ 3,198,110      $ (1,871,996)     $1,327,379
                                        =========     =======     ===========      ============      ===========

    The accompanying notes are an integral part of the financial statements.

                       U.S. GOLF AND ENTERTAINMENT INC.
                           STATEMENTS OF CASH FLOWS

                                                      For the          For the        For the three     For the three
                                                    year ended       year ended       months ended      months ended
                                                    December 31,     December 31,       March 31,         March 31,
                                                   --------------   --------------   ---------------   --------------
                                                       1995             1996              1996              1997
                                                   --------------   --------------   ---------------   --------------
                                                                                     (Unaudited)       (Unaudited)
Cash flows from operating activities:
  Net loss  ....................................    $ (423,419)      $ (937,167)      $ (167,050)       $ (511,410)
                                                    ----------       ----------       ----------        ----------
Adjustments to reconcile net loss to net cash
 used in operations:
  Depreciation and amortization  ...............       169,845          218,402           54,060            54,929
  Deferred rent costs   ........................       168,260           78,578           27,975            15,479
  Amortization of discounts attributable to
    warrants issued  ...........................            --          226,000               --           272,000
  Issuances of common shares for services
    rendered   .................................            --            2,500               --                --
Changes in assets and liabilities:
  Construction bond receivable   ...............       (65,000)          65,000           65,000                --
  Prepaid expenses   ...........................        16,948           25,098           (1,899)          (14,783)
  Accounts payable   ...........................        28,117         (256,310)        (119,509)          (36,429)
  Unearned income    ...........................        16,908           (8,459)           2,773             6,554
  Accrued expenses and other current
    liabilities   ..............................         5,655          187,469           73,099           (81,726)
                                                    ----------       ----------       ----------        ----------
     Total adjustments  ........................       340,733          538,278          101,499           216,024
                                                    ----------       ----------       ----------        ----------
Net cash used in operations   ..................       (82,686)        (398,889)         (65,551)         (295,386)
                                                    ----------       ----------       ----------        ----------
Cash flows used in investing activities:
  Purchase of property and equipment   .........      (747,627)         (11,921)          (7,418)           (1,581)
  Deferred public offering costs    ............            --         (173,837)              --                --
  Other deferred costs incurred  ...............       (16,848)         (22,948)              --                --
                                                    ----------       ----------       ----------        ----------
Total cash used in investing activities   ......      (764,475)        (208,706)          (7,418)           (1,581)
                                                    ----------       ----------       ----------        ----------

    The accompanying notes are an integral part of the financial statements.

                       U.S. GOLF AND ENTERTAINMENT INC.
                     STATEMENTS OF CASH FLOWS (Continued)

                                                        For the          For the        For the three     For the three
                                                       year ended       year ended       months ended      months ended
                                                      December 31,     December 31,        March 31,         March 31,
                                                     --------------   --------------   ---------------   --------------
                                                         1995             1996               1996             1997
                                                     --------------   --------------   ---------------   --------------
                                                                                       (Unaudited)       (Unaudited)
Balance brought forward   ........................    $ (847,161)      $ (607,595)      $  (72,969)       $ (296,967)
                                                      ----------       ----------       ----------        ----------
Cash flows from financing activities:
  Proceeds from issuance of common shares                660,000          552,000               --                --
  Short-term financing, bank    ..................       215,000               --               --                --
  Payments on short-term financing, bank .........      (190,000)        (100,000)              --           (20,000)
  Borrowings from shareholders  ..................       199,450           80,025               --                --
  Loans to shareholders and collections
    thereof   ....................................       (15,588)              --           76,625           (18,000)
  Other short-term borrowings   ..................            --           12,500           41,200                --
  Collection of shareholder loans  ...............            --            7,000               --                --
  Cash overdraft    ..............................       (21,456)         (19,185)         (19,185)               --
  Net proceeds from private placement    .........            --          836,000               --           304,000
  Redemption of common shares and
    warrants  ....................................            --         (601,125)              --                --
  Costs associated with the issuance of
    common shares   ..............................            --          (10,000)              --                --
                                                      ----------       ----------       ----------        ----------
Net cash provided by financing activities   ......       847,406          757,215           98,640           266,000
                                                      ----------       ----------       ----------        ----------
Net increase (decrease) in cash    ...............           245          149,620           25,671           (30,967)
Cash, beginning of period    .....................           100              345              345           149,965
                                                      ----------       ----------       ----------        ----------
Cash, end of period    ...........................    $      345       $  149,965       $   26,016        $  118,998
                                                      ==========       ==========       ==========        ==========
Supplemental disclosure of cash flow
 information:
 Cash paid during period:
  Interest    ....................................    $   37,000       $   28,000       $    8,000        $    5,000
                                                      ==========       ==========       ==========        ==========

    The accompanying notes are an integral part of the financial statements.

                       U.S. GOLF AND ENTERTAINMENT INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (Information with respect to the three months
                  ended March 31, 1996 and 1997 is unaudited)

1. Summary of Significant Accounting Policies

     a. Description of operations and basis of preparation

     On May 17, 1996, U.S. Golf and Entertainment Inc. (the "Company") was incorporated in the State of Delaware to develop and become a national owner/operator of upscale, high-volume, golf practice and instructional centers and related recreational facilities. The Company has had no operations since inception through March 31, 1997 except as discussed in the following paragraph.

     Commack Golf and Family Recreation Center, L.P., a New York limited partnership (the "Partnership") was organized in July, 1994, to construct, develop and operate the Commack Golf and Family Recreation Center, which commenced operations in March, 1995. In November, 1995, United Acquisition I Corp. (whose name was changed to U.S. Golf and Entertainment Corp. in April, 1996, ("US Golf Corp.")), was incorporated and through March 31, 1997, basically has had no operations. US Golf Corp. was not affiliated with the Partnership when incorporated. US Golf Corp. received equity investments from its founding shareholders in the amount of $54,500, $41,200 of which were loaned to the Partnership in March, 1996 in anticipation of the Company's acquisition of the Partnership. In May, 1996, US Golf Corp. raised an additional $500,000 from the sale of its common shares and warrants, of which approximately $450,000 was also loaned to the Partnership. In June, 1996, the Company, entered into exchange agreements with (i) the shareholders of US Golf Corp., whereby the shareholders of US Golf Corp. exchanged their common shares and warrants for 1,045,000 common shares and 2,020,000 warrants of the Company and (ii) the general and limited partners of the Partnership, whereby the partners exchanged their partnership interests for an aggregate of 1,045,000 common shares of the Company. In November, 1996, 845,000 common shares of the Company and warrants to purchase 2,020,000 common shares of the Company which were issued in connection with the aforementioned exchange with US Golf Corp. was redeemed by the Company in consideration of $601,125 (Note 12). The aforementioned exchanges were accounted for as a reverse acquisition, since the transaction was in effect, equivalent to the issuance of common shares by the Partnership for the net monetary assets of the aforementioned other entities, accompanied by a recapitalization where no goodwill or other intangible was recorded. The financial statements of the Company at December 31, 1996 and March 31, 1997 represent the combined financials of all the aforementioned entities.

     The following unaudited pro forma summary combines the results of operations of the entities from the commencement of operations, after giving effect to the increase in officer's compensation based upon employment agreements (Note 13), the interest expense associated with the acquisition funding and the amortization of the discount attributable to the value of the warrants issued in connection with the private placement (Note 12). The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations as they would have been, had the transactions been effective on the assumed dates.

                                                                       Pro forma (unaudited)
                                                                            Years ended
                                                                            December 31,
                                                                 ----------------------------------
                                                                     1995              1996
                                                                 ---------------   ----------------
Revenue    ...................................................    $   719,374       $    818,211
Net loss   ...................................................    $  (929,419)      $ (1,416,667)
Net loss per share  ..........................................    $      (.73)      $      (1.12)
Number of shares used in computing net loss per share   ......      1,265,000          1,265,000

     b. Cash equivalents

     The Company considers time deposits with an original maturity of less than three months when purchased to be cash equivalents. At December 31, 1996 and March 31, 1997, the Company had $152,000 and $77,000, respectively, on deposit in a money market account, the value of which approximated market.

                       U.S. GOLF AND ENTERTAINMENT INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (Information with respect to the three months ended March 31, 1996 and 1997 is unaudited) -- (Continued)


1. Summary of Significant Accounting Policies  -- (Continued)

     c. Method of depreciation

     Depreciation and amortization of property and equipment has been calculated on the straight-line method for financial reporting purposes. For tax reporting purposes, the Company uses the straight-line or accelerated methods of depreciation.

     Expenditures for maintenance, repairs, renewal and betterments are reviewed by the Company and only those expenditures representing improvements to property and equipment are capitalized. At the time property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and accumulated depreciation accounts and the gain or loss on such disposition is reflected in income.

     In 1995, the Company adopted Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The adoption of FAS 121 had no material effect on the financial statements.

     d. Fair value of financial instruments

     Effective for fiscal years ending after December 15, 1995, Statement of Financial Accounting Standards No. 107 requires entities with total assets less than $150 million to disclose the fair value of financial instruments recognized in the balance sheet. At December 31, 1996, the carrying amounts of the Company's financial instruments, including cash, receivables, accounts payable, and notes and non-related loans payable approximate fair value. It is not practicable to determine the fair values of the receivable from and loans payable to certain shareholders.

     e. Revenue recognition

     Revenue is recognized by the Company when its services are rendered to its customers. Revenues from annual membership and the sale of gift certificates are deferred as unearned income at the time of receipt and are credited to income when earned on a straight-line basis or redeemed.

     f. Use of estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. The most significant estimates made are for the recoverability of property and equipment and deferred costs. Actual results could differ from those estimates.

     g. Concentration of credit risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of periodic temporary investments of excess cash. The Company places its excess cash in high quality, short-term and uninsured money market instruments through one financial institution. In addition, the Company maintains its daily cash balances with financial institutions insured by the FDIC. At times, such cash balances may be in excess of the FDIC insurance limit.

     h. Loss per share

     Loss per share is computed based on the weighted average number of common shares outstanding. In computing loss per share, common share equivalents are omitted because they are antidilutive. The loss per share was computed giving effect to 2,090,000 shares issued in connection with the exchange agreements (Note 1a) and the Company's net redemption of 825,000 common shares (Note 12).

                       U.S. GOLF AND ENTERTAINMENT INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (Information with respect to the three months ended March 31, 1996 and 1997 is unaudited) -- (Continued)

1. Summary of Significant Accounting Policies  -- (Continued)

     i. Interim financial information

     The accompanying financial statements as of March 31, 1997 and the three months ended March 31, 1996 and 1997, are unaudited but, in the opinion of management of the Company, reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation.

     The financial position as of March 31, 1997, and the results of operations and cash flows for the three months ended March 31, 1996 and 1997 are not necessarily indicative of the results that may be expected for the entire year.

2. Due From Shareholder

     The amount due from a shareholder of $8,588 at December 31, 1996 and March 31, 1997 is due on demand and is non-interest bearing.

3. Property and Equipment

     Property and equipment consists of the following at December 31, 1996 and March 31, 1997:

                                   Estimated
                                     useful
                                     lives            1996           1997
                                   -------------   ------------   -----------
Leasehold improvements    ......   15 years(*)     $2,873,387     $2,873,387
Furniture and fixtures    ......    7 years            34,798         34,798
Machinery and equipment   ......    5 years            66,596         68,177
                                                   -----------    -----------
                                                    2,974,781      2,976,362
Accumulated depreciation and
 amortization    ...............                      371,433        423,890
                                                   -----------    -----------
                                                   $2,603,348     $2,552,472
                                                   ===========    ===========
(*) Over life of lease (Note 9)

4. Deferred Costs

     Deferred costs consist substantially of costs to acquire the land lease. These costs are being amortized on a straight-line basis over the life of the lease (fifteen years).

     Deferred public offering costs arose from the incurrence of certain professional fees and other related costs in connection with the proposed public sale of the Company's common shares (Note 14). These costs have been deferred and will be charged to shareholders' equity upon successful completion of the sale of the Company's common shares or charged to operations if the sale is not completed.

5. Notes Payable - Banks

     The Company, at December 31, 1996 had a $140,000 note payable to a bank bearing interest at the rate of 2% above the banks prime lending rate (10.25% per annum at December 31, 1996). The note, which is payable on demand and collateralized by all the assets of the Company, is guaranteed by certain shareholders. During the three months ended March 31, 1997, $20,000 was repaid to the bank. The note, as amended, matures in August, 1997 and bears interest at the rate of 10.50% per annum.

                       U.S. GOLF AND ENTERTAINMENT INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (Information with respect to the three months ended March 31, 1996 and 1997 is unaudited) -- (Continued)

5. Notes Payable - Banks  -- (Continued)

     In addition, the Company, at December 31, 1996 and March 31, 1997 has a note payable of $85,000 to another bank. The note bears interest at the rate of 1 1/2% above the bank's prime interest rate per annum (9.75% and 10% at December 31, 1996 and March 31, 1997, respectively). The note, as amended, matures in August, 1997 and is guaranteed by certain shareholders of the Company.

6. Due to Shareholders

     The amounts payable to shareholders as at December 31, 1996 and March 31, 1997 are non-interest bearing and are payable on demand.

7. Loan Payable

     As at December 31, 1996 and March 31, 1997, the Company is obligated under a non-interest bearing demand loan in the amount of $12,500.

8. Accrued Expenses and Other Current Liabilities

     Accrued expenses at December 31, 1996 and March 31, 1997, are comprised of the following:

                                                                        1996       1997
                                                                      ----------  ---------
      Payroll    ...................................................  $ 33,000       7,000
      Interest   ...................................................    55,000      90,000
      Professional fees   ..........................................    30,000      10,000
      Balance of obligation relating to the Company's redemption of
       common shares and warrants (Note 12)    .....................    64,000          --
      Sundry  ......................................................    17,992      11,272
                                                                      ---------   ---------
                                                                      $199,992    $118,272
                                                                      =========   =========

9. Commitments and Contingencies

     a. The Company leases its land under a ground lease for an initial term of 15 years, with two successive renewal periods of five years each. The lease is scheduled to expire in April, 2010. Future minimum annual rentals required as of December 31, 1996 and March 31, 1997 under the lease are as follows:

                                  1996           1997
                               ------------   -----------
         1997   ............   $  500,000     $       --
         1998   ............      509,000        500,000
         1999   ............      523,000        513,000
         2000   ............      537,000        526,000
         2001   ............      550,000        540,000
         2002   ............           --        553,000
         Thereafter   ......    5,120,000      4,982,000
                               -----------    -----------
                               $7,739,000     $7,614,000
                               ===========    ===========

     The Company records a liability for deferred rent costs to the extent that the rental commitment, amortized on a straight-line basis over the term of the lease, exceeds actual lease payments.

     Rental payments under the lease range from an initial $450,000 to $665,000 per annum. The lease also provides for rent increases based upon various percentages over stated gross revenue of the Company. The Com-

                       U.S. GOLF AND ENTERTAINMENT INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (Information with respect to the three months ended March 31, 1996 and 1997 is unaudited) -- (Continued)

9. Commitments and Contingencies  -- (Continued)

pany is responsible for all related rental expenses on the property. Rent expense for the years ended December 31, 1995 and 1996 approximated $469,000 and $562,000, respectively, and was $141,000 and $140,000, for the three months ended March 31, 1996 and 1997, respectively.

     b. The Company is subject to a broad range of various federal, state and local laws, ordinances and regulations, that as an owner or operator of real property, may involve general liability for the costs of removal or remediation of hazardous substances. The Company has not been advised of any non-compliance or violation of any environmental laws or regulations and the Company believes that it is in substantial compliance with all such laws and regulations applicable to the Commack Golf Center. The Company, however, has not performed any environmental studies on the Commack Golf Center and, as a result, there may be potential liabilities and/or conditions of which the Company is not aware. If any such liabilities or conditions arise with respect to the Commack Golf Center or any other facility which may be constructed, acquired or operated by the Company in the future, said liabilities and remedial cost could be material.

10. Income Taxes

     The Company, as of March 31, 1997, has available approximately $1,218,000 of net operating loss carry forwards (expiring through the year 2012) to reduce future Federal and state income taxes. Since there is no guarantee that the related deferred tax asset will be realized by reduction of taxes payable on taxable income during the carry forward period, a valuation allowance has been computed to offset in its entirety the deferred tax asset attributable to this net operating loss in the amount of approximately $487,000. Prior to the exchanges (Note 1), losses incurred by the Partnership were included in the personal returns of the former partners. The Partnership does not pay any income taxes.

11. Stock Option Plans

     The Company maintains two stock option plans, as amended, pursuant to which an aggregate of 1,000,000 shares of Common Stock may be granted.

     The 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors and the stockholders of the Company on November 4, 1996. Under the 1996 Plan, as amended, 900,000 shares of Common Stock have been reserved for issuance upon exercise of options designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code (the "Code"), or (ii) non-qualified options. ISOs may be granted under the 1996 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The 1996 Plan is administered by the Board of Directors or by a stock option committee selected by the Board. ISOs granted under the 1996 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). Non-qualified options granted under the 1996 Plan may not be granted at a price less than 85% of the fair market value of the Common Stock on the date of grant (or the fair market value in the case of persons holding 10% or more of the voting stock of the Company). The 1996 Plan will terminate in December, 2006. The term of each option granted under the 1996 Plan will expire not more than ten years from the date of grant (or five years from the date of grant in the case of persons holding 10% or more of the voting stock of the Company). As of the date hereof, 500,000 options have been granted under the 1996 Plan to the Company's President; 120,000 of such options are designated as ISOs as defined in the Code (20,000 of which was vested on December 31, 1996 and the balance of which will vest ratably per quarter for 20 quarters commencing on March 31, 1997). The remaining 380,000 options are Non-Qualified Options as defined in the Code, 30,000 of which was vested on December 31, 1996 and the remainder of which will vest ratably per

                       U.S. GOLF AND ENTERTAINMENT INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (Information with respect to the three months ended March 31, 1996 and 1997 is unaudited) -- (Continued)

11. Stock Option Plans  -- (Continued)

quarter for 20 quarters commencing on March 31, 1997. In addition, 100,000 options have been granted under the 1996 Plan to the Chairman of the Board of Directors of the Company and 50,000 to the Company's Vice President. Their options vest ratably per quarter over a period of five years commencing December 31, 1996. All the aforementioned granted options are exercisable at a price of $6.50 per share and expire in ten years from date of grant.

     The 1996 Non-Employee Director Stock Option Plan (the "Directors Plan") was adopted and approved by the Board of Directors and the stockholders of the Company on November 4, 1996. Options to purchase an aggregate of 100,000 shares of Common Stock may be issued pursuant to the Directors Plan. Pursuant to the terms of the Directors Plan, each independent unaffiliated Director automatically will be granted, subject to availability, without any further action by the Board of Directors; (i) a non-qualified option to purchase 5,000 shares of Common Stock upon their elections to the Board of Directors; and (ii) a non-qualified option to purchase 5,000 shares of Common Stock on the date of each annual meeting of stockholders following their election to the Board of Directors at which they are re-elected to the Board. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Each option expires five years from the date of grant and vests in two annual installments of 50% each on the first and second anniversary of the date of grant. As of December 31, 1996 and March 31, 1997, options to acquire 5,000 shares of Common Stock at an exercise price of $6.50 per share, have been granted under the Directors Plan.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standard No 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Accordingly, no compensation cost has been recognized for the stock option plans for the year ended December 31, 1996 and the three months ended March 31, 1997. Had compensation cost for the Company's two stock option plans been determined based on the fair value at the vesting date for awards in 1996 and 1997 consistent with the provisions of SFAS No. 123, the Company's net losses and loss per share would have been increased to the pro forma amounts indicated below:

                                                          For the year      For the three
                                                             ended           months ended
                                                          December 31,        March 31,
                                                       -----------------   --------------
                                                             1996              1997
                                                       -----------------   --------------
      Net Loss - as reported   .....................    $    (937,167)      $  (511,410)
      Net Loss - pro forma (unaudited)  ............    $  (1,136,194)      $  (833,834)
      Loss per share - as reported   ...............    $        (.74)      $      (.40)
      Loss per share - pro forma (unaudited)  ......    $        (.90)      $      (.66)

     The fair values of each option granted is estimated on the vesting date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1997: dividend yield of 0%, expected volatility of 30.00%, risk-free interest rate of 6.7% and expected lives of 10 years.

12. Private Placements

     On November 8, 1996, the Company obtained bridge financing of $836,000 from the private sale of eleven Units, each Unit consisting of (i) a 15% promissory note (the "Note") of the Company in the principal amount of $76,000 and (ii) warrants to purchase 10,000 shares of common shares of the Company (subject to anti-dilution provisions). Each Warrant entitles the holder to purchase, commencing 12 months after the effective date of the Proposed Public Offering (Note 14), one common share at an exercise price equal to $0.10 per share (subject to anti-dilution provisions) through the period ending October 23, 2001. The notes are payable upon the earlier to occur of October 23, 1998 or five business days following the closing of the proposed public offering of

                       U.S. GOLF AND ENTERTAINMENT INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (Information with respect to the three months ended March 31, 1996 and 1997 is unaudited) -- (Continued)

12. Private Placements  -- (Continued)

the securities of the Company. The proceeds from the sale of these Units were used to redeem 845,000 common shares and warrants to purchase 2,020,000 common shares of the Company for a total consideration of $601,125 (Note 1). The Company used the balance of the proceeds for working capital.

     In connection with the redemption of the aforementioned common shares and warrants, the Company issued 20,000 common shares to one of the Company's shareholders as additional consideration for the surrender of 150,000 of his warrants. The Company has attributed a value of $792,000 to the warrants as a discount associated with the cost of selling the Units.

     In March, 1997, the Company obtained additional financing of $380,000 from the private sale of another five Units, with the same terms as the original private sale, the proceeds of which were used to redeem one unit from an investor in the November, 1996 bridge financing and working capital. The Company has attributed a value of $288,000 to these warrants as a discount associated with the cost of selling the units.

     The Company is amortizing all of the aforementioned costs over the period the related debt is contemplated to be outstanding. Amortization expense approximated $226,000 for the year ended December 31, 1996 and $272,000 for the three months ended March 31, 1997. The unamortized portion of these costs as of December 31, 1996 and March 31, 1997, aggregated $566,000 and $582,000, respectively, and have been offset against the related notes payable.

13. Employment Agreements

     The Company entered into an employment agreement commencing on September 16, 1996 with its President. The Agreement provides for annual base compensation of $125,000 through the period ending December 31, 1997, $150,000 for the year ending December 31, 1998 and $200,000 per year through the period ending December 31, 2001, as well as options to purchase 500,000 shares of Common Stock. In addition, the Company entered into five year employment agreements, commencing with the effective date of the proposed public offering (Note 14), with its Chairman of the Board of Directors and Vice President. In accordance with their respective contracts, the Chairman of the Board of Directors and Vice President are entitled to annual compensation of $30,000 and $25,000, respectively, as well as options to purchase 100,000 and 50,000 common shares, respectively. See Note 11 for details of the options granted the aforementioned officers. The Chairman of the Board of Directors and the Company's President will devote their respective time to the business of the Company on an as-needed basis.

14. Proposed Public Offering

     The Company entered into a letter of intent, the terms of which were amended on July 28, 1997, with a managing underwriter to sell, on a firm commitment basis, 1,100,000 units (each unit consisting of one share of Common Stock of the Company and one (1) redeemable Common Stock purchase warrant) at
6.10 per unit subject to an additional 165,000 units if the underwriter exercises its over-allotment option in full. The warrants are exercisable at
7.20 per share and expire in five years. Reference is made to "Underwriting" in the Registration Statement for further details of the Underwriting Agreement.

15. Limited Partnership Agreement

     On March 14, 1997, the Company entered into a Limited Partnership Agreement (the "Agreement"), to develop an 18-hole public golf course, driving range and instructional center in Monticello, New York. The Company will contribute $25,000 and pursuant to the Agreement, agreed to commit another $475,000 within five days after completion of the proposed public offering. The Company will also contribute $500,000 no later than July 1, 1997, at which time the Company's percentage share of the profits and losses in the Limited Partnership will be 50%.

===============================================================================
       No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                      -----------------------------------

                               TABLE OF CONTENTS


                                               Page
                                               ----
Prospectus Summary .....................         3
Risk Factors    ........................         6
Use of Proceeds ........................        13
Dilution. ..............................        14
Capitalization. ........................        15
Dividend Policy ........................        16
Selected Financial Data  ...............        16
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations   ........................        17
Business  ..............................        21
Management   ...........................        26
Principal Stockholders   ...............        29
Certain Transactions  ..................        30
Description of Securities   ............        31
Shares Eligible for Future Sale   ......        33
Underwriting ...........................        34
Indemnification and Anti-takeover
   Provisions   ........................        36
Legal Matters   ........................        36
Experts   ..............................        36
Additional Information   ...............        37
Financial Statements  ..................       F-1


                     -----------------------------------

       Until 25 days after the date of this Prospectus, all dealers effecting transactions in registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
===============================================================================

===============================================================================



                       U.S. GOLF AND ENTERTAINMENT INC.




                                1,100,000 Units

                             Each Unit Consisting of
                            One Share of Common Stock
                                 and One Warrant




                                  ----------
                                  PROSPECTUS
                                  ----------







                               Westport Resources
                            Investment Services, Inc.

                        National Securities Corporation






                                  August  , 1997







===============================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, the Section states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Article Twelfth of the Registrant's Certificate of Incorporation provides that: The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person."

     The Registrant's by-laws provide language substantially in the following form: (a) The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to be a trustee, director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a trustee, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees and expenses), judgment, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of any such action, suit, proceeding or claim. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person; (b) The Corporation may purchase and maintain insurance on any person who is or was a trustee, director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a trustee, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability incurred by him in any such position or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

     Section 102(b)(7) of the DGCL enables corporations to adopt provisions in their certificates of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Such provision does not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Section 102(b)(7) has no effect on the availability of equitable remedies, such as injunctions or rescission, for breach of fiduciary duty. The registrant's Certificate of Incorporation provides that the personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended or supplemented.

     See Section 7 of the form of the Underwriting Agreement filed as Exhibit
1.1 to the Registration Statement for certain provisions relating to indemnification of the registrant and its officers, directors and controlling persons.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses payable by the Registrant, in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASDAQ listing fee, the NASD filing fee and the Underwriter's non-accountable expense allowance.




SEC registration fee ....................................   $ 13,141
NASDAQ listing fee   ....................................     10,000
NASD filing fee   .......................................      1,765
Blue Sky fees and expenses ..............................     30,000
Printing and engraving expenses  ........................    215,000
Legal fees and expenses .................................    225,000
Accounting fees and expenses  ...........................     50,000
Miscellaneous  ..........................................      5,094
                                                            ---------
  Total  ................................................   $550,000
                                                            =========

Item 26. Recent Sales of Unregistered Securities

     Within the past three years, the Registrant has issued securities without registration under the Act, as follows:

   1. In November, 1995, U.S. Golf Corp. issued and sold 545,000 shares of common stock and 520,000 common stock purchase warrants to various founding stockholders for an aggregate purchase price of $54,500.

   2. In May, 1996, U.S. Golf Corp. issued and sold 500,000 shares of common stock and 1,500,000 common stock purchase warrants to various purchasers in connection with a private financing for an aggregate purchase price of $500,000.

   3. In June, 1996, (i) the general and limited partners of the Commack Partnership exchanged their partnership interests for an aggregate of 1,045,000 shares of Common Stock and (ii) the stockholders of U.S. Golf Corp. exchanged their shares of common stock and warrants for 1,045,000 shares of Common Stock and 2,020,000 Class A Warrants.

   4. In November, 1996, the Company issued and sold to various accredited investors for an aggregate of $836,000, an aggregate of (i) $836,000 of 15% promissory notes and (ii) warrants to acquire 110,000 shares of Common Stock.

   5. In November, 1996, the Company issued 20,000 shares of Common Stock to a former stockholder of U.S. Golf Corp. in exchange for the surrender of his Class A Warrants.

   6. In March, 1997, the Company issued and sold to various accredited investors for an aggregate of $380,000, an aggregate of (i) $380,000 of 15% promissory notes and (ii) warrants to acquire 50,000 shares of Common Stock.

     The issuances described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant or otherwise to information about the Registrant.

Item 27. Exhibits

 *1.1      Form of Amended Underwriting Agreement
 *3.1      Certificate of Incorporation of Registrant
 *3.2      By-Laws of Registrant
 *4.1      Form of Common Stock Certificate
 *4.2      Form of Amended Representative's Warrant Agreement
 *4.3      Form of Redeemable Warrant Agreement
  5.1      Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.
*10.1      1996 Stock Option Plan, as amended
*10.2      1996 Non-Employee Director Stock Option Plan
*10.4      Form of Exchange Agreement (U.S. Golf Corp.)
*10.5      Form of Exchange Agreement (U.S. Golf Corp.)
*10.6      Form of Amended Employment Agreement (Chairman)
*10.7      Form of Employment Agreement (President)
*10.8      Form of Amended Employment Agreement (Vice President)
*10.9      Option Agreement between Registrant and Senior Vice President
*10.11     Form of Lock-Up Agreement
*10.13     Form of Lease Agreement with Murray L. Beer
*10.14     Limited Partnership Agreement of The Island Glen Country Club, L.P.
 24.1      Consent of Farber, Blicht & Eyerman, LLP, Independent Certified Public Accountants
 24.2      Consent of Ruskin, Moscou, Evans & Faltischek, P.C.
 25.1      Power of Attorney (included on signature page)
*27.1      Financial Data Schedule

------------
*Previously filed with the Registrant's Registration Statement and/or Amendments thereto.

Item 28. Undertakings

   (a) The undersigned Company hereby undertakes that:

       (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by section 10(a)(3) of the Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

          Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Act, it shall treat each post-effective amendment as a new registration statement of the securities
   offered, and the offering of the securities at that time to be the    initial
   bona fide offering.

       (3) It will file a post-effective amendment to remove from registration any of the Common Stock that remains unsold at the end of the offering.

       (4) It will provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

       (5) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (6) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Commack, New York, on August 7, 1997.


                                        U.S. GOLF AND ENTERTAINMENT INC.



                                         By:      /s/ EDWARD C. ROSS
                                            ---------------------------------
                                              Edward C. Ross, Chairman


     Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Edward C. Ross, Stuart Goldstein and Chuck Workman with full power of substitution to execute in the name of such person and to file any amendment or post-effective amendment to this Registration Statement (or any Registration Statement filed pursuant to Rule 462) making such changes in this Registration Statement as the Registrant deems appropriate and appoints each of Edward C. Ross, Stuart M. Goldstein and Chuck Workman with full power of substitution, attorney-in-fact to sign and to file any amendment and post-effective amendment to this Registration Statement.


         Signature                             Title                       Date
------------------------------   ------------------------------------   --------------
/s/ EDWARD C. ROSS               Chairman of the Board, Chief           August 7, 1997
---------------------------      Financial Officer and Director
Edward C. Ross                   (Principal Financial and
                                 Accounting Officer)

/s/ STUART M. GOLDSTEIN          President, Chief Executive Officer     August 7, 1997
---------------------------      and Director
Stuart M. Goldstein

/s/ CHUCK WORKMAN                Senior Vice President and Director     August 7, 1997
---------------------------
Chuck Workman

/s/ GARRY HOWATT                 Director                               August 7, 1997
---------------------------
Garry Howatt


                                 EXHIBIT INDEX

Exhibit
---------
  *1.1      Form of Amended Underwriting Agreement
  *3.1      Certificate of Incorporation of Registrant
  *3.2      By-Laws of Registrant
  *4.1      Form of Common Stock Certificate
  *4.2      Form of Amended Representative's Warrant Agreement
  *4.3      Form of Redeemable Warrant Agreement
   5.1      Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.
 *10.1      1996 Stock Option Plan, as amended
 *10.2      1996 Non-Employee Director Stock Option Plan
 *10.4      Form of Exchange Agreement (U.S. Golf Corp.)
 *10.5      Form of Exchange Agreement (U.S. Golf Corp.)
 *10.6      Form of Amended Employment Agreement (Chairman)
 *10.7      Form of Employment Agreement (President)
 *10.8      Form of Amended Employment Agreement (Vice President)
 *10.9      Option Agreement between Registrant and Senior Vice President
 *10.11     Form of Lock-Up Agreement
 *10.13     Form of Lease Agreement with Murray L. Beer
 *10.14     Limited Partnership Agreement of The Island Glen Country Club, L.P.
  24.1      Consent of Farber, Blicht & Eyerman, LLP, Independent Certified Public Accountants
  24.2      Consent of Ruskin, Moscou, Evans & Faltischek, P.C.
  25.1      Power of Attorney (included on signature page)
 *27.1      Financial Data Schedule


------------
*Previously filed with the Registrant's Registration Statement and/or Amendments thereto.